[Execution Copy]

PURCHASE AGREEMENT
between
RAINBOW MEDIA HOLDINGS LLC
and
COMCAST CORPORATION
Dated as of April 30, 2007

-i-

-ii-

-iii-

     PURCHASE AGREEMENT, dated as of April 30, 2007, between RAINBOW MEDIA HOLDINGS LLC, a Delaware limited liability company (“Rainbow”), and COMCAST CORPORATION, a Pennsylvania corporation (“Comcast”).
W I T N E S S E T H:
     WHEREAS, Rainbow has been directly or indirectly engaged in the programming and distribution of certain regional sports programming services; and
     WHEREAS, a portion of such business is conducted through the Underlying Businesses (as defined herein); and
     WHEREAS, Rainbow holds its interests in the Regionals (as defined herein) through the New England RSN Holding Companies (as defined herein) and Pacific RPP (as defined herein); and
     WHEREAS, Rainbow desires to sell and Comcast desires to purchase Rainbow’s ownership interests in the Regionals through a sale by Rainbow to Comcast of the New England RSN Holding Companies and the Pacific Partnership Interest (as defined herein) at the Closing (as defined herein) on the terms described herein;
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
          “Accounting Firm” means (i) PricewaterhouseCoopers LLP, (ii) if PricewaterhouseCoopers LLP does not agree to act as the Accounting Firm, Ernst & Young LLP, (iii) if Ernst &Young LLP does not agree to act as the Accounting Firm, an independent certified public accounting firm in the United States of national recognition (other than a firm which then serves as the independent auditor for Comcast, Rainbow or any of their respective Affiliates) mutually acceptable to Comcast and Rainbow, or (iv) if Comcast and Rainbow are unable to agree upon such a firm within five Business Days, then the regular independent auditors for Comcast and Rainbow shall mutually agree within five Business Days thereafter upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.
          “Affiliate” means, except as expressly provided herein, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, each of the Underlying Businesses shall be deemed to be an Affiliate of Rainbow through the Closing solely for purposes of this Agreement. For the purposes of this Agreement, neither Fox or any of its Affiliates nor Comcast or any of its Affiliates shall be deemed to be an Affiliate of Rainbow or any of its Affiliates, nor shall Rainbow or any of its Affiliates be deemed to be an Affiliate of Fox or any of its Affiliates or Comcast or any of its Affiliates.
          “Agreement” means this Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
          “Applicable Law” means, with respect to any Person, the common law and any statute, ordinance, code, rule, regulation or other law, or injunction, judgment, decree, ruling or order, enacted, adopted, promulgated, applied or followed by any Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
          “Balance Sheet Date” means December 31, 2006.
          “Balance Sheets” means, collectively, the audited balance sheet of Pacific RPP and its consolidated Subsidiaries as of December 31, 2006 and the audited balance sheet of New England as of December 31, 2006.
          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City or Philadelphia are authorized or obligated by law or executive order to close.
          “Business Intellectual Property Rights” means all Intellectual Property Rights owned or licensed for use by any Underlying Business.
          “Cablevision” means Cablevision Systems Corporation.
          “Closing Working Capital” with respect to any Person means the Working Capital of such Person as of the close of business on the Closing Date, as reflected on the Final WC Statement.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Comcast” has the meaning set forth in the preamble.
          “Consequential Damages” means consequential, punitive, special,

incidental or indirect damages, including lost profits.
          “Environmental Laws” means any Applicable Law relating to the environment, hazardous materials (including asbestos, polychlorinated biphenyls, lead or hydrocarbons) or natural resources.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.
          “Fox” means Fox Sports Net Pacific Holdings, Inc.
          “GAAP” means United States generally accepted accounting principles.
          “Governmental Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Intellectual Property Rights” means all patents, copyrights, trademarks, trade names, mask works, service marks, service names, logos, domain names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, databases, computer software programs and any other intellectual property rights, and any registrations or applications for the same and all goodwill associated therewith.
          “Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Underlying Businesses, taken as a whole, excluding any such effect resulting from or arising in connection with (i) changes or conditions generally affecting the industry in which the Underlying Businesses operate (other than any such changes or conditions that disproportionately affect the Underlying Businesses compared to other regional sports networks), (ii) changes in general economic or political conditions (other than any such changes or conditions that disproportionately affect the Underlying Businesses compared to other regional sports networks), (iii) the announcement of the transactions contemplated by this Agreement, (iv) the performance of any provision of this Agreement, (v) changes in any Applicable Law, GAAP or league rules, regulations and/or agreements of general applicability governing any professional sports (other than any such changes that disproportionately affect the Underlying Businesses compared to other regional sports networks), (vi) the expiration in accordance with its terms of any of the agreements listed on Schedule 1.1 (for the avoidance of doubt, it is understood that nothing in this clause (vi) shall limit or affect Rainbow’s obligations under Section 5.2 hereof), (vii) the acts or omissions of Comcast or any of its Affiliates, or (viii) changes in any sports team’s performance.
          “Material Contracts” means those agreements listed on Schedule 3.11 hereto.
          “Multiemployer Plan” means a multiemployer plan, as such term is defined in Section 3(37) of ERISA.
          “New England” means SportsChannel New England Limited Partnership, a Connecticut limited partnership.
          “New England RSN Holding Companies” means collectively Regional New England Holdings I, L.L.C., a Delaware limited liability company, and Regional New England Holdings II, L.L.C., a Delaware limited liability company.
          “Pacific” means SportsChannel Pacific Associates, a New York general partnership.
          “Pacific Partnership Interest” means the general partnership interest in Pacific RPP owned by RRH Sub.
          “Pacific RPP” means Pacific Regional Programming Partners, a general partnership organized under the laws of the State of New York.
          “Pacific RSN Holding Companies” means collectively Regional Pacific Holdings LLC, a Delaware limited liability company, and Regional Pacific Holdings II LLC, a Delaware limited liability company.
          “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.
          “Post-Closing Tax Period” means any Tax period of an Underlying Business beginning after the close of business on the Closing Date; and, with respect to a Tax period that begins at or before close of business on the Closing Date and ends thereafter, the portion of such Tax period beginning after the close of business on the Closing Date.
          “Pre-Closing Tax Period” means any Tax period of an Underlying Business beginning at or before the close of business on the Closing Date; and, with respect to a Tax period that begins at or before close of business on the Closing Date and ends thereafter, the portion of such Tax period ending at the close of business on the Closing Date.
          “Rainbow” has the meaning set forth in the preamble.

          “Regionals” means collectively Pacific and New England.
          “Related Underlying Businesses” means, with respect to New England, the New England RSN Holding Companies and New England and, with respect to Pacific, Pacific RPP, the Pacific RSN Holding Companies and Pacific.
          “RPP” means Regional Programming Partners, a general partnership organized under the laws of the State of New York.
          “RRH Sub” means Rainbow Regional Holdings Sub LLC, a Delaware limited liability company.
          “RSN Holding Companies” means collectively the New England RSN Holding Companies and the Pacific RSN Holding Companies.
          “Special Party Counterpart” means the Form of Amended and Restated General Partnership Agreement of Pacific RPP attached hereto as Annex A.
          “Specified Percentage” means (i) with respect to Pacific, 60%, and (ii) with respect to New England, 50%.
          “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.
          “Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including income, gross receipts, excise, real and personal property, sales, use, transfer, license, payroll, withholding, social security, medicare, franchise, gains, built-in gains, unemployment insurance, escheat, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Entity and shall include any interest, penalties or additions to tax attributable to any of the foregoing, including any liability for Taxes as a transferee or successor, by contract or otherwise.
          “Tax Return” shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Entity in connection with any Taxes.
          “Underlying Businesses” means collectively the RSN Holding Companies, Pacific RPP and the Regionals.
          “Underlying Businesses Agreements” means each of the partnership or limited liability company agreements listed on Annex B hereto governing each of the Underlying Businesses as in effect as of the date hereof.

          “Working Capital” with respect to any Person, means, as of the date of determination, the excess of (i) total current assets over (ii) total current liabilities, in each case for such Person as of such date, calculated in accordance with GAAP consistently applied; provided that Working Capital shall not include (A) any deferred Tax asset or liability or (B) any unamortized short-term prepaid fees for sports programming rights.
     Section 1.2 Other Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Accrued Taxes	5.10(g)
Closing	2.2
Closing Date	2.2
Comcast Indemnified Parties	7.1(a)
Confidentiality Agreement	5.1(a)
Covered Distribution Media	5.4(e)
Covered Teams	5.4(e)
Damages	7.1(a)
De Minimis Amount	7.1(a)(i)
Dispute Notice	5.10(b)(iv)
Disputed Allocation Entity	5.10(e)(ii)
Drop-Dead Date	8.1
EchoStar Agreement	5.13
Employee Letter	6.1(d)
Encoda	5.12
Final 743(b) Statement	5.10(e)(ii)
Final WC Statement	2.3(a)
Financial Statements	3.6
Indemnified Party	7.3
Indemnifying Party	7.3
Initial 743(b) Statement	5.10(e)(ii)
Initial WC Statement	2.3(a)
License Agreement	5.12
MSG	5.4(c)
New England Closing Working Capital	2.3(a)
New England Covered Teams	5.4(e)
New England Noncompetition Period	5.4(a)
New England Programming Rights	5.4(a)
New England Purchase	2.1
New England Purchase Price	2.1
New England Releases	6.1(e)
New England Territory	5.4(e)

Term	Section
Notice of Disagreement	2.3(a)
Pacific Closing Working Capital	2.3(a)
Pacific Covered Teams	5.4(e)
Pacific Noncompetition Period	5.4(b)
Pacific Programming Rights	5.4(b)
Pacific Purchase	2.1
Pacific Purchase Price	2.1
Pacific Territory	5.4(e)
Plans	3.13(a)
Programming Rights	5.4(b)
Purchase	2.1
Purchase Price	2.1
Rainbow Basket	7.1(a)(i)
Rainbow Indemnified Parties	7.2(a)
Registered Business Intellectual Property Rights	3.16
Section 754 Election	3.19(f)
Specified Period	5.2
Straddle Period Return	5.10(b)(i)
Submitted WC Statement	2.3(a)
Submitted Notice of Disagreement	2.3(a)
Transfer Taxes	5.10(d)
Warranty Breach	7.1(a)
     Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Annexes and Schedules are to Articles, Sections, Annexes and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Annex or Schedule, but not otherwise defined therein, shall have the meaning set forth in this Agreement. Any singular defined term in this Agreement shall be deemed to include the plural, and any plural defined term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to “date hereof” mean the date of execution of this Agreement. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such agreements, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any law or statute shall include any rules or regulations promulgated thereunder. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively, and, if such day or date is not a Business Day, such day or date shall mean the immediately following Business Day.
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, Comcast shall purchase (the “Purchase”) from Rainbow (or one or more of its wholly-owned Subsidiaries), and Rainbow shall (or shall cause one or more of its wholly-owned Subsidiaries to) sell, to Comcast all of the membership interests in the New England RSN Holding Companies (the “New England Purchase”) and the Pacific Partnership Interest (the “Pacific Purchase”) for an aggregate purchase price of $570,000,000 (the “Purchase Price”), of which $203,250,000 shall be allocated to the New England Purchase (the “New England Purchase Price”) and $366,750,000 shall be allocated to the Pacific Purchase (the “Pacific Purchase Price”).
     Section 2.2 Closing. The closing of the Purchase (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 10:00 A.M., New York City time, two Business Days following satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Closing, or at such other place, at such other time or on such other date as Comcast and Rainbow may mutually agree, and shall be effective for all purposes hereof at the close of business on such day. That date on which the Closing occurs is the “Closing Date”. At the Closing, Rainbow shall deliver to Comcast a duly executed transfer and assignment (which shall be in form and substance reasonably satisfactory to Comcast) of all of the membership interests in the New England RSN Holding Companies and the Pacific Partnership Interest and Comcast shall pay to Rainbow the Purchase Price by wire transfer of immediately available funds.
     Section 2.3 Adjustments. (a) Within 60 days after the Closing Date, Rainbow shall prepare and deliver to Comcast a statement (the “Initial WC Statement”) setting forth, separately, the Working Capital as of the close of business on the Closing Date for each of (i) the New England RSN Holding Companies and their consolidated subsidiaries, including New England (the “New England Closing Working Capital”), and (ii) Pacific RPP and its consolidated subsidiaries, including Pacific (the “Pacific Closing Working Capital”), and documentation supporting the preparation of the Initial WC Statement. The Initial WC Statement shall be prepared by Rainbow in accordance with the definition of Working Capital specified in Section 1.1. The Initial WC Statement with respect to the New England Closing Working Capital or the Pacific Closing Working Capital, as applicable, shall become final and binding upon the parties (and shall thereupon become a “Final WC Statement”) on the 60th day following receipt by Comcast of the Initial WC Statement, unless Comcast shall provide a written notice (a “Notice of Disagreement”) of its disagreement with the Initial WC Statement with respect to the New England Closing Working Capital or the Pacific Closing Working Capital, as

applicable, to Rainbow prior to the close of business on such 60th day; it being understood that a disagreement may be asserted only on the basis that the item in dispute is inconsistent with the definition of Working Capital specified in Section 1.1. A Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement with respect to the New England Closing Working Capital or the Pacific Closing Working Capital, as applicable, is received by Rainbow, then during the 30 days immediately following the delivery of such Notice of Disagreement, Rainbow and Comcast shall seek in good faith to resolve in writing (and thereby agree on a Final WC Statement with respect to the New England Closing Working Capital or the Pacific Closing Working Capital, as applicable, which shall become final and binding on the parties) any differences which they may have with respect to any matter specified in a Notice of Disagreement. At the end of such 30-day period, Rainbow and Comcast shall submit to the Accounting Firm for review and resolution any and all matters which remain in dispute and which were properly included in a Notice of Disagreement. Such submission shall include the Initial WC Statement with respect to the New England Closing Working Capital or the Pacific Closing Working Capital, as applicable, as modified by Rainbow to reflect matters resolved by Rainbow and Comcast and, to the extent the basis for any item disputed by Comcast in a Notice of Disagreement would affect any undisputed item(s) in the Initial WC Statement, Rainbow may (but shall not be obligated to) modify such undisputed item(s) on the same basis (the Initial WC Statement with respect to the New England Closing Working Capital or the Pacific Closing Working Capital, as applicable, as it may be so modified by Rainbow prior to submission to the Accounting Firm, being the “Submitted WC Statement” and a Notice of Disagreement, as modified by Comcast to reflect matters resolved by Rainbow and Comcast prior to submission to the Accounting Firm, being a “Submitted Notice of Disagreement”). Within 30 days of its receipt of the Submitted WC Statement and a Submitted Notice of Disagreement, the Accounting Firm shall make a final determination as to the matters so submitted, which final determination shall be binding on the parties hereto. The Submitted WC Statement, as modified by such final determination, shall be the Final WC Statement. The Accounting Firm’s determination as to any given matter in dispute shall be within the range for such matter set forth in the applicable Submitted WC Statement, on the one hand, and the applicable Submitted Notice of Disagreement, on the other hand. If there is a Submitted Notice of Disagreement submitted to the Accounting Firm, (i) Rainbow shall pay the portion of the aggregate fees and disbursements of the Accounting Firm equal to an amount (expressed as a percentage) determined by dividing (x) the aggregate dollar value to Comcast of the changes to the applicable Submitted WC Statement reflected in the Final WC Statement by (y) the aggregate dollar value to Comcast of the changes to the applicable Submitted WC Statement requested in such Submitted Notice of Disagreement and (ii) Comcast shall pay the balance of such aggregate fees and disbursements (with all dollar amounts to be expressed as absolute values). Notwithstanding anything to the contrary contained in this Section 2.3, if Rainbow fails to deliver to Comcast the relevant Initial WC Statement within 90 days of the Closing Date, Comcast may prepare such Initial WC Statement in accordance with the definition of Working Capital specified in Section 1.1 and deliver such Initial WC Statement, along with documentation supporting the preparation of the Initial WC Statement, to Rainbow and Rainbow shall have the right to provide a Notice of Disagreement with respect to the Initial WC Statement on the terms described above in this Section 2.3. Thereafter, the procedures of this Section 2.3 (including the time periods) shall be applicable to such Initial WC Statement and Notice of Disagreement, except that Rainbow shall have the rights and obligations originally assigned to Comcast (including applicable time periods) and Comcast shall have the rights and obligations originally assigned to Rainbow (including applicable time periods).
     (b) Subject to the final sentence of this Section 2.3(b), (i)(A) if Pacific Closing Working Capital is positive, then Comcast shall pay to Rainbow an amount equal to the applicable Specified Percentage of Pacific Closing Working Capital and (B) if Pacific Closing Working Capital is negative, then Rainbow shall pay to Comcast an amount equal to the applicable Specified Percentage of Pacific Closing Working Capital; and (ii)(A) if New England Closing Working Capital is positive, then Comcast shall pay to Rainbow an amount equal to the applicable Specified Percentage of New England Closing Working Capital and (B) if New England Closing Working Capital is negative, then Rainbow shall pay to Comcast an amount equal to the applicable Specified Percentage of New England Closing Working Capital, in each case within three Business Days after the Final WC Statement with respect to the New England Closing Working Capital or the Pacific Closing Working Capital, as applicable, becomes final and binding on the parties hereto, together with interest thereon from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A. in New York, New York on the Closing Date as its base rate. Notwithstanding the preceding sentence of this Section 2.3(b), any payment required pursuant to clause (ii) of such sentence shall reflect (either by decreasing any payment to be made to Rainbow or increasing any payment to be made to Comcast) 100% of any liabilities of the RSN Holding Companies included in the calculation of New England Closing Working Capital. Interest shall be calculated on the basis of a year of 365 days and the actual number of days elapsed. All payments to be made pursuant to this Section 2.3(b) on the same date shall be made on a net basis so that only a single payment shall be made on a single date.
     (c) Comcast agrees that it will, and agrees to cause its accountants and the Underlying Businesses to, cooperate and assist Rainbow in the preparation of the Initial WC Statement and Rainbow’s calculation of Pacific Closing Working Capital and New England Closing Working Capital and in the conduct of the reviews and good faith efforts to resolve disagreements contemplated by this Section 2.3, including the making available to the extent necessary of books, records, work papers and personnel. Rainbow agrees that it will, and agrees to cause its accountants and Affiliates to, cooperate and assist Comcast in the conduct of the reviews, preparation of the Notice of Disagreement and good faith efforts to resolve disagreements contemplated by this Section 2.3, including the making available to the extent necessary of books, records, work papers and personnel.

     (d) On the Closing Date, Comcast shall pay to Rainbow the amount set forth on Schedule 2.3(d) applicable to the Closing Date for each of the Underlying Businesses.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RAINBOW
     Rainbow represents and warrants to Comcast as follows:
     Section 3.1 Organization and Standing. Rainbow is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as it is now being conducted and to own and operate its assets and properties. Each Underlying Business that is a general or limited partnership has been duly organized and is validly existing under the laws of the state of its organization and has full power and authority to carry on its business as it is now being conducted and to own and operate its assets and properties. Each Underlying Business that is a limited liability company has been duly organized and is validly existing as a limited liability company under the laws of the state of its organization and has full power and authority to carry on its business as it is now being conducted and to own and operate its assets and properties. Each of Rainbow and each of the Underlying Businesses is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Rainbow has provided Comcast with true and complete copies of each of the Underlying Business Agreements prior to the date hereof.
     Section 3.2 Authorization and Enforceability; Governmental Authorizations. The execution, delivery and performance by Rainbow of this Agreement and the consummation by Rainbow of the transactions contemplated hereby are within Rainbow’s powers and have been duly authorized and approved by all necessary action as required by Applicable Law and its constituent documents. This Agreement constitutes a valid and binding agreement of Rainbow, enforceable against it in accordance with its terms.
     Section 3.3 Non-contravention. The execution, delivery and performance by Rainbow of this Agreement and the consummation by Rainbow of the transactions contemplated hereby do not and will not (i) violate any provision of its constituent documents or the constituent documents of any Underlying Business, (ii) except as provided in Schedule 3.3, require any consent or other action by any Person under, conflict with, result in a violation of or default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Rainbow or any Underlying Business or to a loss of any benefit to which it or any Underlying Business is entitled under any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or commitment of any kind (including, without limitation, agreements or commitments of the type referred to in Section 3.11) or any instrument, permit, concession, franchise or license to which it or any of its Affiliates (including any of the Underlying Businesses) is a party or otherwise bound, or any judgment, order or decree binding upon it or any such Affiliate (including any Underlying Business), other than any such conflicts, violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) result (upon notice, with the lapse of time or otherwise) in the creation, imposition or right to exercise, or foreclosure of, a lien, charge, security interest, option, equity, claim or other encumbrance of any nature whatsoever upon any assets of any Underlying Business, other than any such right of foreclosure, lien, charge, security interest, option, equity, claim or other encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iv) conflict with, or result in any violation of, any Applicable Law applicable to Rainbow or any of its Affiliates (including any Underlying Business) or by which any of them or their respective properties, assets or business may be bound or affected, other than any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for the filing and early termination or expiration required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary for the execution, delivery and performance by Rainbow of this Agreement or the consummation by Rainbow of the transactions contemplated hereby. Without limiting the generality of the immediately preceding sentence, the execution, delivery and performance by Rainbow of this Agreement and the consummation by Rainbow of the transactions contemplated hereby do not and will not require the approval of the Federal Communications Commission or other action under the Federal Communications Act. It is understood and agreed that the representations and warranties set forth in this Section 3.3 do not address facts and circumstances that would not have arisen but for the participation of Comcast and its Affiliates (as opposed to any other Person) in the transactions contemplated by this Agreement.
     Section 3.4 Arrangements Concerning Interests Transferred. Except as set forth in any Underlying Business Agreement, there are no outstanding or authorized options, warrants, calls or subscriptions, or other rights, commitments, contracts, arrangements, or understandings (whether oral or written), to grant, sell, issue, deliver or otherwise dispose of any equity interest of any Underlying Business, nor are there voting trusts or other arrangements, agreements or understandings with respect to the ownership, transfer or voting of the equity interests in any Underlying Business or any portion thereof.
     Section 3.5 Ownership and Title. As of the Closing, (a) the membership interests in the New England RSN Holding Companies transferred pursuant to Section 2.1 hereof will represent all of the equity interests in the New England RSN Holding Companies, (b) the New England RSN Holding Companies will collectively own 50% of the partnership interests in New England, (c) the Pacific Partnership Interest will constitute a 60% partnership interest in Pacific RPP, (d) Pacific RPP will own 100%

of the limited liability company interests in each of the Pacific RSN Holding Companies and (e) the Pacific RSN Holding Companies will collectively own 100% of the partnership interests in Pacific, in each case, subject to no lien, charge, pledge or other encumbrance whatsoever, other than any created by (i) Comcast or its Affiliates or (ii) any Underlying Business Agreement. Except as set forth in this Section 3.5 and except for the ownership of 2,248 shares of capital stock of Time Warner Cable, Inc. owned by New England and 253 shares of capital stock of Time Warner Cable, Inc. owned by Pacific, as of the date hereof, none of the Underlying Businesses has any Subsidiaries or owns any equity interest in any Person.
     Section 3.6 Financial Statements.
     (a) Except as otherwise may be disclosed in the notes thereto, the audited financial statements as of December 31, 2006 of each of Pacific RPP and its consolidated Subsidiaries and New England, each included in Schedule 3.6(a) (the “Financial Statements”), have been prepared in accordance with GAAP and fairly present in all material respects the financial position, results of operations, cash flows and changes in partners’ capital of Pacific RPP and its consolidated Subsidiaries and New England, as of the dates and for the periods presented therein. Except as set forth in the footnotes to the Financial Statements, the Underlying Businesses do not have any off balance sheet financing.
     (b) The unaudited consolidated balance sheet of Rainbow as of December 31, 2006 and the statement of operations for the year then ended, each included in Schedule 3.6(b), have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position and results of operations of Rainbow as of the date and for the period presented therein, except that such financial statements do not include (i) an allocation of current and deferred income tax expense (benefit), including the related current and deferred income tax assets and liabilities, (ii) a statement of cash flows or statement of members’ equity and comprehensive income (loss), or (iii) the footnote disclosures required for such financial statements to be presented in accordance with GAAP.
     Section 3.7 Sufficiency of and Title to the Assets of the Underlying Businesses.
     (a) Other than as set forth on Schedule 3.7(a) and other than corporate and similar services provided by Rainbow or any of its Affiliates, including those set forth on Schedule 3.7, the property and other assets of the Underlying Businesses constitute in all material respects the property and other assets necessary to, or used or held for use in, the conduct of the businesses of the Underlying Businesses as currently conducted.
     (b) Other than as set forth on Schedule 3.7(b) and other than assets furnished in connection with corporate and similar services provided by Rainbow or any of its Affiliates, including those set forth on Schedule 3.7, upon consummation of the Closing, the Underlying Businesses will have good and marketable title in and to, or a valid leasehold interest in, the assets necessary to, or used or held for use in, the conduct of the businesses of the Underlying Businesses as currently conducted, free and clear of all liens, charges, pledges or other encumbrances except for those which do not materially detract from the value of such asset or materially interfere with the present use of such asset.
     Section 3.8 Absence of Certain Changes. Between December 31, 2006 and the date hereof, except as set forth on Schedule 3.8, the business of the Underlying Businesses has been conducted in the ordinary course of business consistent with past practice and there has not been:
     (a) any incurrence, assumption or guarantee by any of the Underlying Businesses of any indebtedness for borrowed money;
     (b) any creation or other incurrence by any of the Underlying Businesses of any lien, charge, pledge or other encumbrance on any asset or any sale, lease, license or other disposition of any asset or property, in each case, other than in the ordinary course of business consistent with past practice;
     (c) other than prepayments pursuant to outstanding contracts made in the ordinary course of business consistent with past practice, any making by any of the Underlying Businesses of any loan, advance or capital contributions to or investment in any Person;
     (d) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business in any material respect or any material asset of the Underlying Businesses;
     (e) any change in any method of accounting or accounting practice or any material method of Tax accounting by any of the Underlying Businesses except for any such change after the Balance Sheet Date required by reason of a concurrent change in GAAP or by Applicable Law;
     (f) any declaration, setting aside or payment or any dividend or other distribution with respect to partnership interests in New England or Pacific RPP, other than dividends and other distributions of cash made on a pro rata basis to the holders of such partnership interests;
(g) any adopted or proposed change to an Underlying Business Agreement;
     (h) any merger or consolidation of any Underlying Business with any other Person or acquisition of a material amount of assets by any Underlying Business from any other Person;
     (i) other than capital expenditures in accordance with the applicable budget for any Underlying Business in effect on the date hereof set forth on Schedule 3.8, any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment by any one Regional in excess of $100,000 for any single expenditure or in excess of $500,000 for all such expenditures;
     (j) any labor dispute other than routine individual grievances, or any general lockouts, slowdowns, organized work stoppages, or to the knowledge of Rainbow any activity or proceeding by a labor union or representative thereof generally to organize a union, or any threats thereof, by or with respect to employees of the Underlying Businesses;
     (k) except as required by Applicable Law, the terms of this Agreement or the Employee Letter or the terms of any Plan existing on the date hereof disclosed on Schedule 3.13(a), (i) other than in the ordinary course of business consistent with past practices, any entry into or amendment or termination of any employment, severance, consulting, termination, bonus, deferred compensation, equity-based compensation or other similar agreement with any director, officer, employee, independent contractor or consultant of any of the Underlying Businesses for which the Underlying Businesses or Comcast or any of its Affiliates will have any liability, directly or indirectly, on or at any time following the Closing, (ii) other than in the ordinary course of business consistent with past practices, any transfer of the services of any independent contractor or consultant of any of the Underlying Businesses to Rainbow or any Affiliate of Rainbow (other than the Underlying Businesses), (iii) any establishment, adoption or amendment of any collective bargaining agreement or Plan by any of the Underlying Businesses, (iv) other than in the ordinary course consistent with past practices, any increase in the compensation or other benefits payable to any director, officer, employee, independent contractor or consultant of any of the Underlying Businesses for which the Underlying Businesses or Comcast or any of its Affiliates will have any liability on or at any time following the Closing, or (v) any transfer of the employment or services of any employee of any of the Underlying Businesses to Rainbow or any Affiliate of Rainbow (other than the Underlying Businesses); or
     (l) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     Section 3.9 No Undisclosed Liabilities. (a) There are no liabilities of any of the Underlying Businesses of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the knowledge of Rainbow there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:
     (i) liabilities provided for in the applicable Balance Sheet or disclosed in the notes to the applicable Financial Statements;
     (ii) [intentionally omitted]

     (iii) current liabilities incurred in the ordinary course of business consistent with past practice between December 31, 2006 and the Closing, and liabilities relating to Cablevision’s long-term cash or equity incentive programs;
     (iv) liabilities incurred pursuant to this Agreement and liabilities arising under agreements and commitments permitted to be entered into under (1) the first paragraph of Section 5.2 of this Agreement (with the consent of Comcast), (2) Sections 5.2(a) and 5.2(e) of this Agreement and (3) clause (y) of the second to last paragraph of Section 5.2 of this Agreement, in each case between the date hereof and the Closing (it being understood that, notwithstanding anything in this Agreement to the contrary, to the extent any liabilities incurred under sub-clauses (2) or (3) of this clause (iv) without the consent of Comcast give rise to long-term liabilities that would be reflected on a financial statement prepared in accordance with GAAP, the amount of such long-term liabilities at the close of business on the Closing Date shall be considered current liabilities for purposes of the calculation of Working Capital); and
     (v) other undisclosed liabilities which, individually or in the aggregate, are not material to the Underlying Businesses, taken as a whole.
     (b) Other than liabilities arising solely from its direct ownership of New England pursuant to the relevant Underlying Business Agreements or Applicable Law, none of the New England RSN Holding Companies has any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.
     Section 3.10 Intercompany Accounts. Schedule 3.10 contains a complete list of all net intercompany balances as of the Balance Sheet Date between any of the Underlying Businesses, on the one hand, and Rainbow or any of its Affiliates (other than any of the Underlying Businesses), on the other hand. Since December 31, 2006, there has not been any accrual or incurrence of liability by any of the Underlying Businesses to Rainbow or any of its Affiliates (other than any of the Underlying Businesses) or other transaction between any of the Underlying Businesses and Rainbow or any of its Affiliates (other than any of the Underlying Businesses), except (v) corporate allocations in the ordinary course of business consistent with past practice, (w) liabilities incurred in connection with Cablevision’s long-term cash or equity incentive programs in the ordinary course, (x) payments of certain obligations on behalf of the Underlying Businesses by Rainbow or any of its Affiliates for which Rainbow or such Affiliate(s), as applicable, are or are required to be reimbursed by the Underlying Businesses in the ordinary course of business consistent with past practice, (y) pursuant to Material Contracts true and complete copies of which have been provided to Comcast (or made available to Comcast for review at a specific location) prior to the date of this Agreement, and (z) settlement of advertising sales receipts between Rainbow Advertising Sales Corporation and each of the Underlying Businesses.

     Section 3.11 Material Contracts. (a) Except as set forth in Schedule 3.11, as of the date hereof, none of the Underlying Businesses is a party to or bound by:
     (i) any transponder, signal transport or other similar agreement;
     (ii) (A) any agreement or commitment granting Major League Baseball, National Hockey League, National Basketball Association, or NCAA Division I men’s collegiate sports programming rights to any Underlying Business, (B) any agreement or commitment with on-air talent providing services to such Underlying Business in connection with any such programming agreement or commitment (other than any such agreements, or commitments with such talent that are on a show by show basis), or (C) any other agreement or commitment granting programming or content-related rights to any Underlying Business providing for either (1) annual payments by the Related Underlying Businesses as to any Regional of $250,000 or more for such rights or (2) aggregate payments by the Related Underlying Businesses as to any Regional of $500,000 or more for such rights;
     (iii) any affiliation or carriage agreement or commitment (with Schedule 3.11 to identify separately each such agreement or commitment where any distributor’s rights or obligations with respect to any Underlying Business may be triggered or otherwise affected by the actions of, or contained in the same agreement or commitment as, any other network);
     (iv) any agreement or commitment granting any multichannel distributor affiliate of a Regional (A) “most favored nation” status relating to license fees, net effective rate or any other material economic term, (B) the right to delete any Regional programming service without cause, or (C) “cover-up” rights with respect to any programming, commercials, infomercials or any other direct on-air sales programming;
     (v) any agreement or commitment (A) granting to an Underlying Business the right to use any Business Intellectual Property Rights owned by a third party that are material to such Underlying Business (other than (x) those agreements or commitments disclosed pursuant to clause (ii) above or (y) agreements or commitments for commercial off-the-shelf computer software that are generally available on non-discriminatory pricing terms which have an aggregate acquisition cost of $50,000 or less (other than agreements or commitments that would otherwise be disclosed pursuant to clause (vi) below)) or (B) granting to any third party the right to use any Business Intellectual Property Rights owned or exclusively licensed by an Underlying Business which grant is material to such Underlying Business (other than non-exclusive licenses for the use of such Business Intellectual Property Rights granted in the ordinary course of business);

     (vi) any agreement or commitment for the purchase, sale or lease of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by or to the Related Underlying Businesses as to any Regional of $250,000 or more or (B) aggregate payments by or to the Related Underlying Businesses as to a Regional of $500,000 or more;
     (vii) any partnership, joint venture or other similar agreement or commitment;
     (viii) any agreement or commitment for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
     (ix) any agreement or commitment for indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) or a capital lease obligation;
     (x) any agency, dealer, sales representative, marketing, advertising or other similar agreement or commitment (A) involving rights or obligations with an annual value in excess of $250,000, or (B) providing for an expiration date after the first anniversary of the date hereof, other than agreements that are terminable at the option of such Underlying Business on no more than 90 days’ notice without penalty;
     (xi) any agreement or commitment that limits the freedom of any Underlying Business to compete in any line of business or with any Person or in any area;
     (xii) any agreement or commitment with Rainbow, Fox or any of their respective Affiliates (other than any of the Underlying Businesses) or any of their respective officers or directors;
     (xiii) any employment agreement or commitment;
     (xiv) any agreement or commitment that purports to bind Comcast or any of its Affiliates (other than any Underlying Business) after the Closing Date (other than any such agreement or commitment of Comcast or any of its Affiliates with or to an Underlying Business); or
     (xv) any other agreement or commitment providing for either (A) annual payments by or to the Related Underlying Businesses as to any Regional of $250,000 or more or (B) aggregate payments by or to the related Underlying Businesses as to any Regional of $500,000 or more); provided that this clause (xv) shall not include any agreement or commitment in a category contemplated to be included in any of clauses (i) through (xiv) above (without regard to the monetary or other limitations set forth in such applicable clause).

     (b) Except as set forth in Schedule 3.11(b), (i) each agreement or commitment disclosed pursuant to this Section 3.11 is a valid and binding agreement of an Underlying Business, as the case may be, and is in full force and effect, and no Underlying Business or, to the knowledge of Rainbow, any other party thereto is in default or breach under the terms of any such agreement or commitment, and, to the knowledge of Rainbow, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for such defaults or breaches that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) Rainbow has provided Comcast true and complete copies of each such agreement or commitment required to be disclosed pursuant to this Section 3.11 prior to the date hereof.
     (c) Without limiting the generality of the foregoing Section 3.11(b), other than failures to provide notices that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, the Underlying Businesses are in compliance with all “most favored nations” provisions in each affiliation or carriage agreement.
     (d) The redacted portions of the affiliation or carriage agreements of any Underlying Business provided to Comcast (or made available to Comcast for review at a specific location) prior to the date hereof do not affect or implicate, directly or indirectly, any Underlying Business in any way (including with respect to the relevant distributor’s rights and obligations with respect to any Underlying Business) and none of the Underlying Businesses will be affected or implicated in any way, directly or indirectly, as a result of the terms of such redacted portions.
     Section 3.12 Compliance with Applicable Laws. Each of the Underlying Businesses is in compliance with Applicable Law, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2004, there is no continuing effect of a failure by any Underlying Business to comply with Applicable Law, except where the continuing effect of such failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Underlying Businesses has all requisite authority and other power and all governmental or judicial permits, certificates, licenses, approvals and other authorizations required to carry on and conduct its businesses and to own, lease, use and operate its properties at the places and in the manner in which its businesses are now conducted except where the failure to have such authority, power, licenses, approvals and authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Underlying Businesses is bound by any order, injunction or decree of any court, governmental department, commission, board, agency or instrumentality which would prevent any of the Underlying Businesses from conducting its business in substantially the same manner as such business has heretofore been conducted, or from operating and leasing its assets, properties, structures and facilities and/or its buildings and improvements substantially as heretofore operated and leased. Any and all reports and forms required to have been filed with any Governmental Entity by any Underlying

Business have been duly filed, except for such reports and forms, the failure of which to be filed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Rainbow, no Underlying Business is under investigation with respect to, or is threatened to be charged with or given notice of, any violation of Applicable Law, except for any such violations which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Underlying Businesses are in compliance in all material respects with the provisions of the Federal Communications Commission’s rules and regulations contained in 47 C.F.R. §76.1000-76.1004. None of the Underlying Businesses holds licenses granted by the Federal Communications Commission.
     Section 3.13 Employee Benefits. (a) Schedule 3.13(a) contains a correct and complete list identifying, as of the date hereof, each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Rainbow or any of its Affiliates and which covers any employee or former employee of any of the Underlying Businesses or with respect to which any of the Underlying Businesses has any liability. Such plans are referred to collectively herein as the “Plans”. Rainbow has provided Comcast, prior to the date hereof, true and complete copies of each Plan (and, if applicable, all related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto). None of the Underlying Businesses sponsors or maintains any Plan or has or will have any liability or obligation following the Closing with respect to any Plan.
     (b) None of the Underlying Businesses has any employees who participate in a Multiemployer Plan and none of the Underlying Businesses has or will have any liability or obligation with respect to any Multiemployer Plan following the Closing.
     (c) Neither the Underlying Businesses nor Comcast nor any of its Affiliates will have any liability with respect to any of the Plans on or at any time following the Closing.
     (d) Except as set forth in the Employee Letter, no employee or former employee of any of the Underlying Businesses will become entitled to receive any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit (including acceleration of vesting, exercise, payment of or elimination of restrictions with respect to any cash or equity incentive award) as a result of the transactions contemplated hereby for which any Underlying Business or Comcast or any of its Affiliates will have any liability (directly or indirectly) on or at any time following the Closing.
     (e) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Rainbow, threatened against or involving any Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.
     (f) The Underlying Businesses are in compliance with all current Applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (g) None of the Underlying Businesses is a party to, and no employee of any of the Underlying Businesses is covered by, any collective bargaining or other labor agreement with any union or labor organization (other than employees who may be members of guilds, such as the Writers Guild of America).
     (h) None of the Underlying Businesses has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Underlying Businesses, except as required to avoid excise tax under Section 4980B of the Code.
     (i) Except as set forth in Schedule 3.13(i), no individual who has performed services for any of the Underlying Businesses has been improperly excluded from participation in any Plan and none of the Underlying Businesses has any liability, whether actual or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee.
     Section 3.14 Absence of Insolvency Proceedings. There is no bankruptcy, reorganization or insolvency proceeding of any character, voluntary or involuntary, relating to any of the Underlying Businesses or, to the knowledge of Rainbow, affecting any partner in an Underlying Business (other than Comcast or its Affiliates) which is pending or, to the knowledge of Rainbow, threatened. None of the Underlying Businesses has made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute a basis for, the institution of a bankruptcy, reorganization or insolvency proceeding.
     Section 3.15 Litigation. Except as set forth in Schedule 3.15, there is no action, suit, litigation, proceeding or investigation by or before any Governmental Entity pending or, to the knowledge of Rainbow, threatened, against or relating to Rainbow or any of its Affiliates (including the Underlying Businesses) (i) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement (it being understood that the representation and warranty set forth in this clause (ii) is made as of the date hereof only).
     Section 3.16 Intellectual Property. (a) Schedule 3.16(a) contains, as of the date hereof, a true and complete list of each of the registrations and applications for registrations for any material Intellectual Property Rights solely used in the operation of or otherwise solely related to the business conducted by the Underlying Businesses (the “Registered Business Intellectual Property Rights”) specifying as to each, as applicable: (i) the nature of such Registered Business Intellectual Property Right, (ii) the owner of such Registered Business Intellectual Property Right and (iii) the applicable registration or application numbers.
     (b) No Intellectual Property Right owned or, to the knowledge of Rainbow, licensed for use by any Underlying Business is subject to any outstanding judgment, injunction, order or decree restricting the use thereof with respect to the business conducted by the Underlying Businesses or restricting the licensing thereof to or by any Underlying Business, except for any judgments, injunctions, orders or decrees which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as provided in Schedule 3.16(b), no Intellectual Property Right owned by any Underlying Business is subject to any agreement restricting the use thereof with respect to the business conducted by the Underlying Businesses or restricting the licensing thereof to any Person, except for any agreement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Business Intellectual Property Rights constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Underlying Business as currently conducted and, to the knowledge of Rainbow, all such Intellectual Property Rights are valid and enforceable. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Business Intellectual Property Rights.
     (c) Except as set forth in Schedule 3.16(c), to the knowledge of Rainbow, the business conducted by the Underlying Businesses has not infringed, misappropriated or violated any Intellectual Property Rights or other proprietary rights of any third party and there is no claim, action, suit, investigation or proceeding pending against or threatened against or affecting the business conducted by the Underlying Businesses based upon any Intellectual Property Rights or other proprietary rights of any third party subject to such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2004, neither Rainbow nor any of the Underlying Businesses has sent any infringement or cease and desist correspondence to any third party regarding any Business Intellectual Property Right with respect to which the action giving rise to such correspondence is continuing without the written consent of any of the Underlying Businesses, and, to the knowledge of Rainbow, no third party is currently infringing, misappropriating or otherwise violating any Business Intellectual Property Right that is owned by or exclusively licensed to any Underlying Business.
     Section 3.17 Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Underlying Businesses are and have been in compliance with all Environmental Laws and (ii) there are no judicial, administrative or third party actions, proceedings or investigations pending or, to the knowledge of Rainbow, threatened against Rainbow or any of its Affiliates with respect to the Underlying Businesses or any real property owned or leased for use by the Underlying Businesses alleging the violation of or seeking to impose liability pursuant to any Environmental Law.
     Section 3.18 Insurance Coverage. Rainbow or its Affiliates have in place effective insurance policies and fidelity bonds covering the business conducted by the Underlying Businesses. Such policies and bonds are in full force and effect and are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Underlying Businesses. To the knowledge of Rainbow, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. There is no claim by any of the Underlying Businesses pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Underlying Businesses have otherwise complied with the terms and conditions of all such policies and bonds applicable to them in all material respects. After the Closing, the business conducted by the applicable Underlying Businesses shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing as if the Closing had not occurred, except for policies that are written on a claims-made basis (as to which the Underlying Businesses shall continue to have coverage for claims made prior to the Closing as if the Closing had not occurred). All policies and bonds of the type referred to in this Section 3.18 as of the date hereof are listed on Schedule 3.18.
     Section 3.19 Taxes and Reports.
     (a) Except as set forth in Schedule 3.19, all Tax Returns required to be filed with respect to or attributable to an Underlying Business with respect to the Pre-Closing Tax Period have been timely filed and each such Tax Return is true, complete and correct in all material respects. Except as set forth in Schedule 3.19, all Taxes shown to be due on such Tax Returns, all Taxes required to be paid by each Underlying Business, and all Taxes required to be withheld by or with respect to such Underlying Business have been timely paid or, if applicable, withheld and paid to the appropriate Governmental Entity. Adequate provision has been made for any material Taxes not yet due. Except as listed in Schedule 3.19, there are (i) no asserted or threatened deficiencies or assessment of Taxes from any taxing authority with respect to or attributable to any of the Underlying Businesses, (ii) no ongoing audits or examinations of any of the Tax Returns relating to or attributable to any such Underlying Business and no such audit or examination is threatened in writing, and (iii) no Underlying Business has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to or attributable to such respective Underlying Business.
     (b) There are no liens for Taxes on any of the assets of the Underlying Businesses.
     (c) No Underlying Business is a party to or bound by any tax indemnity, tax sharing, tax distribution, tax allocation, or other similar agreement or arrangement. None of the Underlying Businesses has any liability for the Taxes of any Person (other than such respective Underlying Business), as a transferee or successor, by contract, or otherwise.
     (d) There has not been any express or deemed Tax election (other than prior year Section 754 Elections) or change in method of accounting with respect to Taxes with respect to any Underlying Business.
     (e) Each of Pacific RPP and New England is, and has always been, classified as a partnership for U.S. federal income tax purposes and (ii) each of the RSN Holding Companies and Pacific is, and each of the RSN Holding Companies has always been, classified as a disregarded entity for U.S. federal income tax purposes. Pacific has never been taxed as a corporation for U.S. federal income tax purposes. All Tax Returns of the Underlying Businesses have been filed in accordance with such classifications.
     (f) Each of New England and Pacific RPP has validly made an election under Section 754 of the Code and any comparable provision under applicable state or local law (a “Section 754 Election”), and each such Section 754 Election is in effect and valid.
     (g) None of the Underlying Businesses is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.
     (h) Neither RPP nor RRH Sub is a “foreign person” as defined in Section 1445 of the Code.
     (i) Schedule 3.19 contains a list of all real property interests held by the Underlying Businesses as of the date hereof.
     (j) Schedule 3.19 contains a list of all jurisdictions (whether domestic or foreign) to which any Tax is properly payable as of the date hereof, including noted exceptions for Tax Returns not filed for each Underlying Business, with respect to the Underlying Businesses.

     (k) Except as set forth on Schedule 3.19, none of the assets of the Underlying Businesses is “tax-exempt use property” (as defined in Section 168(h)(1) of the Code) or may be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986).
     (l) None of the Underlying Businesses or any party on behalf of the Underlying Businesses has agreed or is required to make any adjustment under Section 481(a) of the Code or is subject to any other agreement or requirement, under the installment sale method or otherwise, to recognize income or gain after the Closing.
     Section 3.20 Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Rainbow or any of its Affiliates who might be entitled to any fee or commission from Rainbow, any of its Affiliates, or any Underlying Business in connection with the Purchase.
     Section 3.21 Survival of Representations and Warranties. The representations and warranties of Rainbow set forth in this Agreement shall survive the Closing until the first anniversary of the Closing Date, except that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3 (with respect to the last two sentences thereof and clause (i) thereof), 3.4, 3.5, 3.9(b), 3.11(c) (other than with respect to any contract with Comcast or its Affiliates), 3.11(d) and 3.20 shall survive the Closing indefinitely, and (ii) the representations and warranties contained in Sections 3.13 and 3.19 shall survive the Closing for the applicable statute of limitations after giving effect to any extensions thereof. The certifications required by Section 6.2(a) shall not survive the Closing except to the extent such certifications relate to representations and warranties that expressly survive the Closing pursuant to the first sentence of this Section 3.21, and as to such certifications the same shall survive the Closing for so long as the related representation and warranty survives the Closing. The representations and warranties of Rainbow in this Article III shall not be deemed to have been breached by an inaccuracy proximately caused by an action (other than actions contemplated by this Agreement) or an agreement or commitment of Comcast or any of its Affiliates that is not an Affiliate of Rainbow. Notwithstanding the preceding sentences, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate if notice of the inaccuracy or breach thereof giving rise to such claim of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMCAST
     Comcast represents and warrants to Rainbow as follows:
     Section 4.1 Organization and Standing. Comcast is a corporation duly organized and validly existing in good standing under the laws of Pennsylvania and has full power and authority to carry on its business as it is now being conducted and to own and operate its assets and properties.
     Section 4.2 Authorization and Enforceability. The execution, delivery and performance by Comcast of this Agreement and the consummation by Comcast of the transactions contemplated hereby are within Comcast’s powers and have been duly authorized and approved by all necessary action as required by Applicable Law and its Certificate of Incorporation and By-Laws. This Agreement constitutes a valid and binding agreement of Comcast, enforceable against it in accordance with its terms.
     Section 4.3 Non-contravention. The execution, delivery and performance by Comcast of this Agreement and the consummation by Comcast of the transactions contemplated hereby do not and will not (i) violate any provision of its Certificate of Incorporation or By-Laws, (ii) require any consent or other action by any Person under, conflict with, result in a violation of or default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Comcast or any of its Affiliates or to a loss of any benefit to which it or any of its Affiliates is entitled under any provision of, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or any instrument, permit, concession, franchise or license to which it or any of its Affiliates is a party or otherwise bound, or any judgment, order or decree binding upon it or any such Affiliate, other than any such conflicts, violations or defaults that would not reasonably be expected to be, individually or in the aggregate, material, or (iii) conflict with, or result in any violation of, any Applicable Law, other than any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Comcast to consummate the transactions contemplated hereby. Assuming that the representation and warranty contained in the last sentence of Section 3.12 is true and correct in all respects, (A) except for the filing and early termination or expiration required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary for the execution, delivery and performance by Comcast of this Agreement or the consummation by Comcast of the transactions contemplated hereby and (B) Comcast is in compliance with all Applicable Laws non-compliance with which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Comcast to consummate the transactions contemplated hereby. Without limiting the generality of the immediately preceding sentence, the execution, delivery and performance by Comcast of this Agreement and the consummation by Comcast of the transactions contemplated hereby do not and will not require the approval of the Federal Communications Commission or other action under the Federal Communications Act. It is understood and agreed that the representations and warranties set forth in this Section 4.3 do not address facts and circumstances that would not have arisen but for the participation of Rainbow and its Affiliates (as opposed to any other Person) in the transactions contemplated by this Agreement.
     Section 4.4 Absence of Insolvency Proceedings. There is no bankruptcy, reorganization or insolvency proceeding of any character, voluntary or involuntary, relating to Comcast or any of its Affiliates which is pending or, to the knowledge of Comcast, threatened. None of Comcast or any of its Affiliates has made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute a basis for, the institution of a bankruptcy, reorganization or insolvency proceeding.
     Section 4.5 Litigation. There is no action, suit, litigation, proceeding or investigation by or before any Governmental Entity pending or, to the knowledge of Comcast, threatened, against or relating to Comcast or any of its Affiliates (i) which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Comcast to consummate the transactions contemplated hereby or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement (it being understood that the representation and warranty set forth in this clause (ii) is made as of the date hereof only).
     Section 4.6 Purchase for Own Account, Etc. Comcast acknowledges that the membership interests in the New England RSN Holding Companies and the Pacific Partnership Interest acquired pursuant to this Agreement are being acquired without registration under the Securities Act of 1933, as amended, or under similar provisions of state law and represents and warrants to Rainbow that it is acquiring the membership interests in the New England RSN Holding Companies and the Pacific Partnership Interest for its own account, for investment and with no view to the distribution thereof, and agrees not to transfer or attempt to transfer any of the membership interests in the New England RSN Holding Companies and the Pacific Partnership Interest in the absence of registration under the Securities Act of 1933, as amended, and any applicable state securities laws or an available exemption from such registration.
     Section 4.7 Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Comcast or any of its Affiliates who might be entitled to any fee or commission from Comcast or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     Section 4.8 Survival of Representations and Warranties. The representations and warranties of Comcast set forth in this Agreement shall survive the Closing until the first anniversary of the Closing Date, except that the representations and warranties contained in Section 4.1, 4.2, 4.3 (with respect to the last two sentences thereof and clause (i) thereof), 4.6 and 4.7 shall survive the Closing indefinitely. The certifications required by Section 6.3(a) shall not survive the Closing except to the extent such certifications relate to representations and warranties that expressly survive the Closing pursuant to the first sentence of this Section 4.8, and as to such certifications the same shall survive the Closing for so long as the related representation and warranty survives the Closing. Notwithstanding the preceding sentences, any representation and warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate if notice of the inaccuracy or breach thereof giving rise to such claim of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
ARTICLE V
COVENANTS
     Section 5.1 Access and Information. (a) Prior to the Closing, Comcast may make such reasonable investigation of the Underlying Businesses as Comcast may reasonably request. Rainbow shall cause the Underlying Businesses to give to Comcast and its counsel, financial advisors, accountants and other representatives reasonable access, on reasonable notice during normal business hours throughout the period prior to the Closing, to the offices, property, books, agreements, records and files of the Underlying Businesses, to their key management personnel and agents and to all documents and copies of documents and information concerning the businesses that are the subject of this Agreement as Comcast may reasonably request. Rainbow shall provide Comcast and its counsel, financial advisors, accountants and other representatives a similar degree of access and cooperation with respect to itself and its other Affiliates as Comcast may reasonably request to the extent such request relates to the Underlying Businesses. Rainbow will cause each Underlying Business to instruct their respective employees, counsel, financial advisors and accountants to cooperate with Comcast in its investigation of the Underlying Businesses. Comcast shall hold, and cause its representatives to hold, all information and documents received pursuant to this Section 5.1 confidential in accordance with the Confidentiality Agreement dated August 31, 2005 between Cablevision and Comcast (as amended by those certain letter agreements dated April 19, 2006 and February 5, 2007, each between Cablevision and Comcast, the “Confidentiality Agreement”) and, if the transactions contemplated by this Agreement are not consummated for any reason, shall return to Rainbow or destroy all such information and documents and any copies in accordance with the provisions of the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.1 shall require Rainbow to violate any Applicable Law or, subject to the expiration or termination of the waiting period under the HSR Act, to otherwise share competitively sensitive information to the extent Rainbow reasonably determines that such disclosure would be inconsistent with the requirements of the HSR Act.

     (b) On and after the Closing Date, (i) Rainbow shall, and shall cause its Affiliates to, give to Comcast and its counsel, financial advisors, accountants and other representatives reasonable access, on reasonable notice during normal business hours, to its books, agreements, records and files, information, employees and agents and to all documents and copies of documents and information concerning the business of any Underlying Business to the extent reasonably necessary for Comcast or any of its Affiliates in connection with any audit, investigation, third-party dispute or litigation or any other reasonable business purpose relating to any such businesses; and (ii) Comcast shall, and shall cause its Affiliates to, give to Rainbow and its counsel, financial advisors, accountants and other representatives reasonable access, on reasonable notice during normal business hours, to its books, agreements, records and files, information, employees and agents and to all documents and copies of documents and information concerning the businesses of the Underlying Businesses, in each case, to the extent relating to the period prior to Closing and reasonably necessary for Rainbow or any of its Affiliates in connection with any audit, investigation, third-party dispute or litigation or any other reasonable business purpose relating to such businesses. Rainbow shall, and shall cause its Affiliates and representatives to, hold all information and documents received pursuant to this Section 5.1 confidential on the same terms and subject to the same conditions and exceptions applicable to information and documents received by Comcast and its representatives under the Confidentiality Agreement.
     Section 5.2 Conduct of Business Pending the Closing. From the date hereof until the Closing, except as contemplated hereby or, in the case of Pacific RPP and its Subsidiaries, as is necessary for Rainbow to comply with its fiduciary duties to its partner in Pacific RPP under Applicable Law (as advised by outside counsel to Rainbow) or take specific actions required by the Underlying Business Agreements (e.g., make required distributions), Rainbow shall cause each of such Underlying Businesses to conduct its businesses in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of employees of such Underlying Businesses. In addition, from the date hereof until the Closing, Rainbow and its Affiliates will continue to provide support services to the Underlying Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing, without the prior written approval of Comcast (which shall not be unreasonably withheld or delayed, it being understood that Comcast shall be deemed to have approved any written request for approval if Comcast has not responded in writing to such request for approval within five days of receipt thereof), except as expressly contemplated hereby, as set forth in Schedule 5.2, or as required by Applicable Law, Rainbow will not permit any of the Underlying Businesses to:
     (a) enter into, amend in any material respect, renew or extend any agreement or commitment that is or is required to be disclosed (or, if in effect as of the date hereof, would have been required to be disclosed) in Schedule 3.11, other than:
     (i) as disclosed on Schedule 5.2;

     (ii) in the case of Pacific RPP and its Subsidiaries, as is necessary for Rainbow to comply with its fiduciary duties to its partner in Pacific RPP under Applicable Law (as advised by outside counsel to Rainbow);
     (iii) agreements or commitments that are terminable at the option of such Underlying Business on no more than 90 days’ notice without penalty;
     (iv) any agreement or commitment which does not provide for either (A) annual payments by the Related Underlying Businesses as to any Regional of $250,000 or more or (B) aggregate payments by the Related Underlying Businesses as to a Regional of $500,000 or more, provided that any sales commissions for advertising or sponsorship agreements shall be excluded from the calculation of such annual payments or aggregate payments, as applicable; or
     (v) any agreement or commitment providing for payments to any Underlying Business either (A) with a term of not longer than (1) one year or (2) the end of the next succeeding sports season for the sport, if any, to which such agreement or commitment relates or (B) that does not provide for either (1) annual payments to the Related Underlying Businesses as to any Regional of $250,000 or more or (2) aggregate payments to the Related Underlying Businesses as to any Regional of $500,000 or more;
     (b) adopt or propose any change in its Underlying Business Agreement;
     (c) merge or consolidate with any other Person or acquire a material amount of assets from any other Person;
     (d) sell, lease, license or otherwise dispose of any material assets or property except (i) as required by the terms of any agreement or commitment disclosed on Schedule 3.11 or (ii) in the ordinary course of business consistent with past practice;
     (e) other than capital expenditures in accordance with the applicable budget for any Underlying Business in effect on the date hereof set forth on Schedule 3.8, make any capital expenditure or commitment for a capital expenditure for additions or improvements to property, plant and equipment in excess of $100,000 for any single expenditure or in excess of $500,000 for all such expenditures;
     (f) incur, assume or guarantee any indebtedness for borrowed money that will not be paid in full prior to the Closing;
     (g) create or incur any material lien, charge, pledge or other encumbrance on any asset other than in the ordinary course of business consistent with past practice;
     (h) make any loan, advance or capital contribution to or investment in any Person other than as required by any Underlying Business Agreement or pursuant to contracts outstanding on the date hereof made in the ordinary course of business consistent with past practice;
     (i) change any method of accounting or accounting practice or any material method of Tax accounting except for any such change after the Balance Sheet Date required by reason of a concurrent change in generally accepted accounting principles or by Applicable Law;
     (j) make any declaration, setting aside or payment of any dividend or other distribution with respect to partnership or limited liability company interests, other than dividends or other distributions of cash made on a pro rata basis to the owners of such partnership or limited liability company interests; provided that no dividends or distributions of cash by Pacific shall be permitted if after giving effect to such distribution Pacific would have cash and cash equivalents on the Closing Date equal to less than $5,000,000 (if the Closing Date is on or prior to the 15th day of any month) and $6,000,000 (if the Closing Date is after the 15th day of any month);
     (k) except as required by Applicable Law and except as required by the terms of any Underlying Business Agreement, the terms of this Agreement or the Employee Letter or the terms of any existing Plan disclosed on Schedule 3.13(a), (i) enter into or amend any employment, severance, termination, bonus, deferred compensation, equity-based compensation or other similar agreement with any employee of any of the Underlying Businesses (other than under Cablevision’s long-term cash or equity incentive programs), (ii) terminate any employment, severance, consulting, termination, bonus, deferred compensation, equity-based compensation or other similar agreement with any employee of any of the Underlying Businesses (other than under Cablevision’s long-term cash or equity incentive programs), (iii) other than in the ordinary course consistent with past practices, enter into or amend in any material respect or terminate any agreement with any independent contractor or consultant, (iv) transfer the employment or services of any employee, independent contractor or consultant of any of the Underlying Businesses to Rainbow or any Affiliate of Rainbow (other than the Underlying Businesses) (it being understood that the hiring by Rainbow or any Affiliate of Rainbow of any employee of an Underlying Business who responds to a general external solicitation or a general internal listing of an open position without being otherwise specifically solicited by Rainbow shall not be deemed to be a transfer of employment for purposes of this clause (iv)), provided that in no event may any employee listed on Schedule 5.2(k)(iv) be transferred to Rainbow or any Affiliate of Rainbow, whether pursuant to a general solicitation or otherwise, (v) establish, adopt or amend any collective bargaining agreement or Plan of any of the Underlying Businesses, or (vi) other than in the ordinary course consistent with past practices, increase the compensation or other benefits payable to any director, officer, employee, independent contractor or consultant of any of the Underlying Businesses for which the Underlying Businesses or Comcast or any of its Affiliates will have any liability at any time following the Closing; or

     (l) agree or commit to do any of the foregoing.
     Notwithstanding anything herein to the contrary, it is hereby understood and agreed that neither Comcast nor any of its Affiliates (including, after the Closing, any of the Underlying Businesses) shall have any liability any time following the Closing in respect of Cablevision’s long-term cash or equity incentive programs.
     Notwithstanding anything herein to the contrary, nothing herein shall prevent any Underlying Business from, in each case prior to the Closing, (x) making any declaration, setting aside or payment of any dividend or other distribution with respect to partnership or limited liability company interests on a pro rata basis to the owners of such partnership or limited liability company interests; provided that no dividends or distributions of cash by Pacific shall be permitted if after giving effect to such distribution Pacific would have cash and cash equivalents on the Closing Date equal to less than $5,000,000 (if the Closing Date is on or prior to the 15th day of any month) and $6,000,000 (if the Closing Date is after the 15th day of any month), or (y) entering into, amending, renewing or extending any affiliation or carriage agreement or any agreement relating to programming or distribution rights in good faith and on arm’s length terms in contemplation of or in connection with the scheduled expiration of any such agreement or, with respect to any affiliation or carriage agreement, in connection with the sale or other change in control of any system(s) covered by such agreement; provided that no Underlying Business shall enter into any agreement applicable to multiple networks where any distributor’s rights or obligations with respect to any Regional may be triggered by the actions of, or contained in the same contract as, any other network.
     In addition, if pursuant to this Section 5.2, Comcast withholds its consent to the entry by Pacific or New England, as applicable, into any agreement or commitment with a third party, then, during the period prior to the Closing and, should the Closing fail to occur, for a period ending on the later of (i) one year following the first date on which Comcast withheld its consent to the entry into the applicable agreement or commitment and (ii) six months after the date of termination of this Agreement with respect to the applicable Underlying Business (the “Specified Period”), Comcast SportsNet West or CN8, as applicable, shall not enter into an agreement or commitment covering the same or a substantially similar matter with the same third party (or another third party (including an Affiliate) acting in concert with that same third party). By way of example, if Comcast, pursuant to this Section 5.2, prohibits Pacific from acquiring a package of television broadcast rights from a particular team, then prior to the Closing and for the Specified Period, Comcast SportsNet West may not acquire the same or a substantially similar package of television broadcast rights from the same team (or a third party (including an Affiliate) acting in concert with that same team). Nothing in this Agreement shall otherwise limit Comcast SportsNet West and CN8 from conducting their respective operations and from entering into agreements or commitments.
     Section 5.3 Other Action. Each of Rainbow and Comcast shall use its reasonable best efforts to consummate the transactions contemplated hereby as promptly as practicable, including causing the fulfillment at the earliest practicable date of all of the conditions to such party’s obligations to consummate the transactions contemplated by this Agreement. Rainbow and Comcast shall consult and cooperate with each other in connection with effecting the foregoing. Without limiting the generality of the foregoing, as promptly as practicable (and in any event within 15 Business Days) after the execution of this Agreement, Rainbow and Comcast will complete, execute and file all notifications and reports required to be filed under the HSR Act to begin the waiting period thereunder, and thereafter will use their reasonable best efforts to substantially comply with any information request from any Governmental Entity from time to time in connection with such notifications and reports. Notwithstanding anything to the contrary contained herein, neither Comcast nor any of its Affiliates shall be required to (i) proffer the disposal of or dispose of any assets, (ii) litigate with any Governmental Entity, or (iii) enter into any consent decree or agreement or otherwise grant any concessions.
     Section 5.4 Noncompetition and Related Covenants. (a) During the period beginning on the Closing Date and ending on the two year anniversary of the Closing Date (the “New England Noncompetition Period”), Rainbow will not and will cause its Affiliates not to, alone or in association with any Person, acquire, bid for, offer to purchase, or otherwise propose to acquire from a New England Covered Team (or own any equity interest in any Person who is engaged in the foregoing), any programming rights to transmit live games of any New England Covered Team through any Covered Distribution Media (i) with respect to any New England Covered Team, in the New England Territory or (ii) with respect to any New England Covered Team that is a Professional Team, in or out of the New England Territory (“New England Programming Rights”).
     (b) During the period beginning on the Closing Date and ending on the two year anniversary of the Closing Date (the “Pacific Noncompetition Period”), Rainbow will not and will cause its Affiliates not to, alone or in association with any Person, acquire, bid for, offer to purchase, or otherwise propose to acquire from a Pacific Covered Team (or own any equity interest in any Person who is engaged in the foregoing), any programming rights to transmit live games of any Pacific Covered Team through any Covered Distribution Media (i) with respect to any Pacific Covered Team, in the Pacific Territory or (ii) with respect to any Pacific Covered Team that is a Professional Team, in or out of the Pacific Territory (“Pacific Programming Rights” and, collectively with New England Programming Rights, “Programming Rights”).
     (c) Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing contained in this Agreement shall prevent Rainbow or any of its Affiliates, alone or in association with any Person, from acquiring, bidding for, offering to purchase, or otherwise proposing to acquire (or from owning any equity interest in any Person who is engaged in the foregoing) any programming rights (including Programming Rights):
     (i) through the ownership of securities or other ownership interests of any Person that are registered under the Securities Exchange Act of 1934, as amended, so long as such securities or ownership interests constitute 5% or less of the outstanding voting power of that Person;
     (ii) through the ownership of the assets of or an investment in (whether by acquisition, merger or otherwise) any Person that derives 10% or less of its annual revenue from Programming Rights;
     (iii) through the ownership of the assets of or an investment in (whether by acquisition, merger or otherwise) any Person that derives more than 10% of its annual revenue from the Programming Rights; provided that the surviving company of such transaction agrees to divest its interest in such Programming Rights within 12 months of such transaction (unless such 12-month anniversary occurs after the expiration of the New England Noncompetition Period or Pacific Noncompetition Period, as applicable, in which event this clause (iii) shall be available without such agreement to divest being required);
     (iv) through the ownership of any interest in any sports team (including a Covered Team) or league or “national” sports programming network, including the Programming Rights of any Covered Team that is controlled by Rainbow or any of its Affiliates; provided that, in the case of a Covered Team that is a Professional Team, the exception provided for in this clause (iv) with respect to ownership of interests in a “national” sports programming network shall not be available where the network acquires programming rights to transmit live games of any Covered Team through any Covered Distribution Media directly from the applicable Covered Team (or a third party (including an Affiliate) acting in concert with the applicable Covered Team provided that any league, conference, association or similar body shall not be restricted );
     (v) to transmit (including through Covered Distribution Media) such programming on a national basis to the extent, but only to the extent, that the rights are granted by the applicable league, conference or association and not by a Covered Team (or a third party (including an Affiliate) acting in concert with the applicable Covered Team provided that any league, conference, association or similar body shall not be restricted);
     (vi) (A) of a New England Covered Team, other than a Professional Team, for transmission (including through Covered Distribution Media) that is not in the New England Territory or (B) of a Pacific Covered Team, other than a Professional Team, for transmission (including through Covered Distribution Media) that is not in the Pacific Territory; provided, that immaterial “spillover” transmission in the New England Territory or the Pacific Territory, as the case may be, shall be deemed not to be a violation of this clause (vi); or
     (vii) from any sports league, conference or association to transmit (including through Covered Distribution Media) all, or substantially all, of such league’s, conference’s or association’s games or a package of a league’s, conference’s or association’s games that is substantially comprised of teams that are not Pacific Covered Teams or New England Covered Teams, as applicable.
In addition, notwithstanding the foregoing sentence or anything herein to the contrary, this Section 5.4 shall not (1) prevent Rainbow or any of its Affiliates from undertaking in the ordinary course of their business the provision of multi-channel video, data, telephony or internet access services or (2) be applicable to any Person or any of its Affiliates acquiring an interest in Rainbow or any of its Affiliates; provided that such Person was not an Affiliate of Rainbow immediately prior to such acquisition (it being understood that Section 5.4 shall continue to be applicable to (A) Rainbow and each of its Affiliates that was an Affiliate of Rainbow immediately prior to such acquisition for so long as such Person remains an Affiliate of Rainbow and (B) Cablevision and each of its Affiliates that was an Affiliate of Cablevision immediately prior to such acquisition for so long as such Person remains an Affiliate of Cablevision (except, in each case, that this Section 5.4 shall continue to be applicable to Madison Square Garden L.P. and its Subsidiaries (collectively “MSG”) whether or not MSG remains an Affiliate of Rainbow or Cablevision)).
     (d) If any provision contained in this Section 5.4 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.4, but this Section 5.4 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.4 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Rainbow acknowledges that Comcast would be irreparably harmed by any breach of this Section 5.4 and that there would be no adequate remedy at law or in damages to compensate Comcast for any such breach. Rainbow agrees that Comcast shall be entitled to such injunctive relief requiring specific performance by Rainbow of this Section 5.4, and Rainbow will not contest the foregoing on the basis that Comcast has an adequate remedy at law for money damages.
     (e) For purposes of this Section 5.4, the following terms shall have the following meanings:
     “Covered Distribution Media” means any method, whether presently existing or hereafter developed, for the transmission, exhibition, distribution or dissemination (whether microwave, satellite, over-the-air, fiber-optics or otherwise) of video or audio/video signals, including cable television (basic, premium, etc.), multipoint and multichannel multipoint distribution system television, direct broadcast satellite television, master antenna, satellite master antenna television, open satellite dish or television receive only satellite and any form or method of computer, “on-line”, internet, wireless or interactive distribution; provided that such methods shall not include the retransmission of signals originally distributed by cable television retransmission of a broadcast signal.
     “Covered Teams” means collectively the New England Covered Teams and Pacific Covered Teams.
     “New England Covered Teams” means (i) any sports team (whether professional, semi-professional, academic or amateur) whose “home” arena or stadium is located in the New England Territory, except in any case where such team relocates its “home” arena or stadium outside the New England Territory, and (ii) any sports team (whether professional, semi-professional, academic or amateur) which moves its “home” arena or stadium to or is newly established with a “home” arena or stadium located in the New England Territory, or in relation to which it is announced that such team will move its “home” arena or stadium to or be established with a “home” arena or stadium located in the New England Territory (unless it is otherwise announced that such team is not being so moved or so established).
     “New England Territory” means the applicable territory set forth on Schedule 5.4(e).
     “Pacific Covered Teams” means (i) any sports team (whether professional, semi-professional, academic or amateur) whose “home” arena or stadium is located in the Pacific Territory, except in any case where such team relocates its “home” arena or stadium outside the Pacific Territory, and (ii) any sports team (whether professional, semi-professional, academic or amateur) which moves its “home” arena or stadium to or is newly established with a “home” arena or stadium located in the Pacific Territory, or in relation to which it is announced that such team will move its “home” arena or stadium to or be established with a “home” arena or stadium located in the Pacific Territory (unless it is otherwise announced that such team is not being so moved or so established).
     “Pacific Territory” means the applicable territory set forth on Schedule 5.4(e).
     “Professional Team” means any Major League Baseball, National Football League, National Hockey League, National Basketball Association or Major League Soccer team that is a New England Covered Team or Pacific Covered Team, as applicable.
     Section 5.5 Non-Solicit. Rainbow agrees that for a period of eighteen months from the Closing Date, neither it nor any of its Affiliates will employ or knowingly solicit for employment any individual who is, or was within the six-month period prior to the solicitation, an employee of or on-air talent working for an Underlying Business. The foregoing shall not apply (a) to any individual whose employment or service was terminated by such Underlying Business after the Closing, (b) with respect to general solicitations made through print, media or internet advertisements that are not directed or focused on such individuals or hiring as a result of such solicitations, or (c) solicitations made by third party search firms that have not been directed by Rainbow or its Affiliates to specifically solicit such individuals or hiring as a result of such solicitations.
     Section 5.6 Further Documentation. (a) As promptly as practicable after the Closing, Rainbow and Comcast shall cooperate to prepare and cause to be filed and/or published in accordance with partnership law and other Applicable Law all such certificates, notices and other instruments as may be necessary or appropriate to reflect the changed interests in each of the Underlying Businesses resulting from the transactions contemplated hereby.
     (b) Between the date hereof and the Closing, Rainbow and Comcast shall negotiate in good faith to reach agreement on a longer form agreement setting forth all additional terms that Rainbow and Comcast believe are appropriate, including reasonable and customary remedies (including reasonable and customary cure periods) for failure to achieve the standards set forth in Schedule B to the amendments attached hereto as Exhibit 6.1(f)(ii), it being understood that if the parties are nevertheless unable to reach such agreement (i) the amendments attached as Exhibit 6.1(f)(ii) shall be executed at the Closing and (ii) such amendments shall contain reasonable and customary remedies (including reasonable and customary cure periods) for failure to achieve the standards referred to above as shall be determined by mutual agreement of Rainbow and Comcast or, if they cannot reach agreement, by binding arbitration conducted by an arbitrator who is an expert in the business of pay television transmission services and commercial relationships relative thereto in order to determine what would be considered as reasonable and customary remedies (including reasonable and customary cure periods) for a network service level agreement of this type and in accordance with the rules of the American Arbitration Association (with the costs of the arbitration (other than each party’s own costs of legal counsel and other professionals) to be shared equally by the parties).
     Section 5.7 Resignations of Officers and Directors. Rainbow shall cause the members of the board of directors and the officers of the Underlying Businesses designated by Rainbow or any of its Affiliates prior to the Closing to tender their resignations effective as of the Closing; provided, that Rainbow shall cause the officers and directors of the Underlying Businesses who are also employees of the Underlying Businesses to tender their resignations only if so requested by Comcast.
     Section 5.8 Interim Payments. Notwithstanding anything herein to the contrary, from the date hereof until the Closing Date, the Underlying Businesses shall (i) be permitted to pay or otherwise settle any amounts owed to Rainbow and its Affiliates (including inter-company allocations) in the ordinary course of business in a manner consistent with past practices but taking into account that the Closing may occur during a fiscal quarter or month, (ii) be permitted to pay or otherwise settle any accruals associated with the Cablevision’s long-term cash or equity incentive programs accrued in the ordinary course of business but taking into account that the Closing may occur during a fiscal quarter or month, and (iii) make payments under the respective agreements for sports programming rights in the amount due prior to the Closing as such payments become due provided, that if the Closing is expected to occur on the last day of any month, any payments due on the first day of the next succeeding month shall be paid no later than the last Business Day of the month prior to the month in which such payment is due.
     Section 5.9 Outstanding Obligations to Pay. Promptly following the Closing, Comcast shall cause each Underlying Business to pay Rainbow and its Affiliates all amounts owed to Rainbow and its Affiliates (including inter-company allocations or liabilities reflected on the Final WC Statement) when due or, in the case of inter-company allocations, consistent with past practices.
     Section 5.10 Tax.
     (a) Rainbow and Comcast agree that, upon the Closing, New England and Pacific RPP, as applicable, will adopt the “closing of the books” method of income allocation as prescribed in Treasury Regulation Section 1.706-1(c)(2) for purposes of allocating income, gain, loss, deductions and credits between Rainbow and Comcast for the year of transfers contemplated hereby.
     (b) (i) Except for Tax Returns set forth in Schedule 5.10(b), Rainbow shall file (or cause to be filed) any Tax Return required or permitted by Applicable Law to be filed by, or on behalf of, the Underlying Businesses that relate to any Pre-Closing Tax Period, provided, however, that Comcast shall have the right to review the Tax Return and no such Tax Return shall be filed without Comcast’s consent, which shall not be unreasonably withheld or delayed. Rainbow shall be responsible for the timely payment of any Tax due with respect to such Tax Returns, provided, however, that with respect to any Tax Return for any taxable period of any Underlying Business that begins on or before and ends after the Closing Date (such period, a “Straddle Period” and any such Tax Return, a “Straddle Period Return”), Comcast or the Underlying Businesses shall pay to Rainbow the amount of any Taxes that are allocable to Comcast pursuant to Section 5.10(b)(iv) below. Such payment to Rainbow shall occur in immediately available funds by wire transfer not later than (x) one (1) business day prior to the due date for payment of such Taxes to the government (including any due date for estimated Taxes) or (y) if Comcast shall have provided Rainbow with a Dispute Notice pursuant to Section 5.10(b)(iv), upon final resolution of such dispute together with interest from the date such Tax was required to be paid pursuant to clause (x) above calculated in accordance with the procedures for calculating interest pursuant to Section 2.3(b). All Tax Returns filed by Rainbow shall be filed in accordance with the past practices of the Underlying Businesses and any such Tax Return shall not adversely affect Comcast or the Underlying Businesses in any Post-Closing Tax Period.

          (ii) For the period beginning no later than 60 days prior to the due date of a Tax Return (without respect to any extension) and ending on the due date of such Tax Return (taking into account any extension), Comcast will provide Rainbow with reasonable access to information and employees of the Underlying Businesses for the purpose of preparing any such Tax Return and, where necessary, authorization for Rainbow to prepare such Tax Returns and to pay any Taxes with respect thereto to the extent contemplated by Section 5.10(b)(i).
          (iii) Comcast shall file (or cause to be filed) any Tax Return required or permitted by Applicable Law to be filed by, or on behalf of, the Underlying Businesses that relate to any Post-Closing Tax Period, other than a Straddle Period Return (which shall be governed by Section 5.10(b)(i) above). Comcast shall be solely responsible for the timely payment of any Taxes due with respect to such Tax Returns.
          (iv) For purposes of this Agreement, any Tax liability or Tax refund in respect of any Straddle Period shall be allocated pro rata between Rainbow in respect of the pre-closing portion of such Straddle Period and Comcast in respect of the post-closing portion of such Straddle Period based on an actual closing of the books as of the end of the Closing Date. No less than 60 days prior to the due date for a Straddle Period Return, Rainbow shall provide Comcast with a draft copy of such Straddle Period Return. Comcast shall, within 45 days after the receipt of such Straddle Period Return, notify Rainbow whether it disputes or otherwise disagrees with any item reported on such Straddle Period Return and provide Rainbow with its calculation of the disputed item (the “Dispute Notice”). Rainbow shall, no more than 30 days after receipt of the Dispute Notice, notify Comcast whether it accepts the calculation set forth in the Dispute Notice. If Rainbow does not accept the calculation of the item set forth on the Dispute Notice, the disputed items will be resolved pursuant to the procedures of Section 5.10(g)(vii).
     (c) Without the prior written consent of Comcast, none of the Underlying Businesses shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of any of the Underlying Businesses or Comcast; provided that Rainbow shall have no obligations with respect to this Section 5.10(c) for matters that affect only a Pre-Closing Tax Period.
     (d) All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne 50% by Rainbow and 50% by Comcast. Any Tax

Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party shall use commercially reasonable efforts to provide such Tax Returns to the other party at least ten Business Days prior to the date such Tax Returns are due to be filed. Comcast and Rainbow shall cooperate in the timely completion and filing of all such Tax Returns.
     (e) (i) Rainbow agrees to cause New England and Pacific RPP to make a valid Section 754 Election for a taxable year ending on or prior to the Closing Date (or, if Rainbow provides Comcast with evidence reasonably satisfactory to Comcast that a Section 754 Election is in effect with respect to New England or Pacific RPP, as the case may be, as of the Closing Date, if Comcast so elects, Rainbow agrees to make a Section 754 Election with respect to such entity on a “protective” basis for the taxable year ending on the Closing Date). Rainbow shall not take any action or permit any of its Affiliates to take any action that would cause any such Section 754 Election to become void or invalid with respect to the transactions contemplated by this Agreement.
          (ii) No later than 180 days after the Closing Date, Comcast shall deliver to Rainbow a statement (an “ Initial 743(b) Statement”) that sets forth the allocation of the Purchase Price (plus any liabilities properly taken into account under Section 743(b) of the Code and adjusted to take into account amounts paid pursuant to Section 2.3) among New England’s and Pacific RPP’s assets, respectively, which shall reflect the allocation of the Purchase Price between the New England Purchase and the Pacific Purchase pursuant to Section 2.1. Rainbow shall have the right to review such Initial 743(b) Statement. If within 30 days after receipt of an Initial 743(b) Statement, Rainbow notifies Comcast in writing that Rainbow disagrees with the allocation of one or more items reflected in such Initial 743(b) Statement, Comcast and Rainbow will negotiate in good faith to resolve such dispute. If Rainbow does not respond within 30 days, or upon resolution of the disputed items, the allocation reflected on the Initial 743(b) Statement (as such statement may have been adjusted) shall be the “Final 743(b) Statement.” Rainbow and Comcast agree to bound by each Final 743(b) Statement and act in accordance therewith in the preparation, filing and audit of any Tax Return (including causing the New England and Pacific RPP, as the case may be, to attach the statement required by Treasury Regulations Section 1.743-1(k)(1) to its U.S. federal income Tax Return (and any corresponding return under applicable state law) for the taxable year that ends on the Closing Date, which statement shall set forth the computation of the basis adjustment and the allocation thereof in accordance with such Final 743(b) Statement). If Comcast and Rainbow fail to agree to a Final 743(b) Statement with respect to New England or Pacific RPP (such an entity, a “Disputed Allocation Entity”), then with respect to such Disputed Allocation Entity, Rainbow and Comcast agree that (A) each may prepare its own purchase price allocation, (B) each may use such purchase price allocation in connection with the preparation and filing of any Tax Returns; provided that Comcast’s purchase price allocation shall govern for purposes of determining any adjustment to such Disputed Allocation Entity’s assets under Sections 743(b) and 755 of the Code and (C) and neither shall have any liability to the other for any additional Taxes that may be imposed by any Taxing Authority as a result of inconsistencies between their respective allocations.
     (f) For all Tax purposes, except as mandated by Applicable Law, the parties hereto agree to treat, and to cause their respective Affiliates to treat, any payment to any party required by Sections 2.3, 5.10(g), 7.1 and 7.2 of this Agreement as an adjustment to the consideration in connection with the transactions contemplated hereby.
     (g) (i) Rainbow shall indemnify, defend and hold harmless each of the Underlying Businesses (including Comcast and each other Affiliate of Comcast), to the extent of Rainbow’s Specified Percentage ownership of such Underlying Business, from and against, and reimburse each such Person for, any loss or damage (including any interest or penalty, expenses of investigation and attorney’s fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) on an after-Tax basis with respect to (w) any Taxes imposed with respect to the Underlying Businesses for any Pre-Closing Tax Period, (x) any Tax with respect to any Straddle Period that is allocable to Rainbow pursuant to Section 5.10(b)(iv), (y) the breach of any representation or warranty set forth in Section 3.19, and (z) any failure by any of Rainbow or any of their Affiliates to perform any of its covenants or agreements set forth in this Section 5.10; provided, that, except with respect to Accrued Taxes to the extent that amounts in respect of such Taxes are paid by Comcast pursuant to the last sentence of Section 5.10(g)(iii), Rainbow shall have no obligation to indemnify the Underlying Businesses pursuant to this Section 5.10(g) with respect to any Tax or other loss to the extent that a liability in respect of such Tax or other loss is taken into account in the calculation of Closing Working Capital. Indemnity payments under this Section 5.10(g)(i) shall not include Consequential Damages.
          (ii) Comcast shall indemnify, defend and hold harmless Rainbow, to the extent of Rainbow’s Specified Percentage ownership of such Underlying Business, from and against, and reimburse each such Person for, any loss or damage (including any interest or penalty, expenses of investigation and attorney’s fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) on an after-Tax basis with respect to (x) any Taxes suffered by Rainbow or any of its Affiliates with respect to the Underlying Businesses for any Post-Closing Tax Period and (y) any Tax with respect to any Straddle Period that is allocable to Comcast pursuant to Section 5.10(b)(iv). Indemnity payments under this Section 5.10(g)(ii) shall not include Consequential Damages.
          (iii) Comcast shall cause the Underlying Businesses to pay to Rainbow (to the extent of Rainbow’s Specified Percentage ownership of such Underlying Businesses) any amounts (net of any Tax suffered by Comcast with respect to the receipt of such amounts) recovered from any Governmental Entity on account of Taxes paid with respect to any Pre-Closing Period or any Straddle Period that is allocable to Rainbow pursuant to Section 5.10(b)(iv), and Comcast agrees to use commercially reasonable efforts to cooperate with Rainbow in any reasonable effort to seek any such recovery; provided that Comcast, in its good faith judgment, is not prejudiced by such cooperation, and provided, further that Comcast shall have no obligation to reimburse Rainbow for any amounts pursuant to this 5.10(g)(iii) to the extent such amounts were taken into account in the calculation of Closing Working Capital. Comcast shall also cause New England to pay Rainbow (to the extent of Rainbow’s Specified Percentage ownership of New England) an amount equal to the excess, if any, of (a) the amount of liability in respect of the New England use Tax accrual included in the calculation of Closing Working Capital (such Taxes, “Accrued Taxes”) minus (b) the amount of Accrued Taxes that are paid by New England on or prior to the one year anniversary of the Closing Date.
          (iv) Comcast will notify Rainbow within 30 days after receipt by Comcast or any Affiliate of Comcast of any written communication from any taxing authority concerning Taxes for which indemnification may be claimed from Rainbow pursuant to the provisions of this Section 5.10(g). In addition, Comcast will notify Rainbow at least 10 days prior to the date on which Comcast or any Affiliate of Comcast intends to make a payment of any Taxes that are indemnifiable by Rainbow pursuant to the provisions of this Section 5.10(g). The failure by Comcast to notify Rainbow pursuant to this Section 5.10(g) will not constitute a waiver of any claim to indemnification under this Agreement except to the extent that the indemnifying party is materially prejudiced by such failure.
          (v) (A) Except as provided in Section 5.10(g)(vi), Rainbow will have the right to control any audit or other administrative or judicial proceeding relating to the Underlying Businesses in respect of any Tax liability with respect to which Rainbow provides indemnification under this Agreement. In the event that any controversy, audit or other proceeding for which Rainbow controls pursuant to this Section 5.10(g)(v) could reasonably be expected to result in any increase in a Tax for which Comcast is responsible or decrease a Tax asset available to Comcast for a Post-Closing Tax Period, Rainbow shall (x) promptly consult with Comcast, (y) permit Comcast, at its expense, to participate in the defense of such audit, controversy or other proceeding and (z) not settle, compromise or otherwise resolve any such claim or dispute without the written consent of Comcast, such consent not to be unreasonably withheld or delayed.
               (B) If Rainbow notifies Comcast that Rainbow will not assume control of any such audit or administrative or judicial proceeding, Comcast shall be entitled, but not obligated, to assume control of such audit or administrative or judicial proceeding.
          (vi) Rainbow and Comcast shall jointly control the amendment of any Straddle Period Return and shall jointly control any audit or other administrative or judicial proceeding with respect to any Straddle Period.
          (vii) If Rainbow and Comcast cannot agree upon the allocation of Taxes for a Straddle Period Return pursuant to Section 5.10(b)(iv), the amendment of any

Straddle Period Return or the control of any audit or other administrative or judicial proceeding with respect to Taxes, then the Accounting Firm shall make a final determination as to the disputed matters, which final determination shall be binding on the parties hereto. The cost of the Accounting Firm’s review and determination shall be shared in accordance with the cost sharing principles set forth in Section 2.3.
     (h) Rainbow and Comcast hereby covenant and agree, from and after the Closing, for all tax purposes, including tax returns and any tax controversies, to prepare information and report and file Tax Returns on a basis consistent with the foregoing covenants.
     (i) Promptly following the date hereof and prior to the Closing Date, (i) Rainbow shall use commercially reasonable efforts to file (or cause to be filed) any and all delinquent California Business Property Tax Returns with respect to Pacific, and (ii) Pacific shall pay any and all such Taxes that are due and owing with respect to such Tax Returns.
     Section 5.11 Special Party Counterpart. Comcast shall execute the Special Party Counterpart attached hereto as Annex A at the Closing.
     Section 5.12 Encoda License Agreement. At the Closing, subject to the consent of Encoda Systems, Inc. (“Encoda”), Rainbow shall assign to Comcast its rights and obligations under the License Agreement, dated September 2003 between Rainbow and Encoda as in effect on the date of this Agreement (the “License Agreement”) which pertain to each of the Regionals for the period from and after the Closing Date through the balance of the current term of the License Agreement, and Comcast shall agree in writing (which writing may be via an addendum to the License Agreement or a separate license agreement at Encoda’s option) to such terms and conditions of the License Agreement as so assigned by Rainbow to Comcast. Comcast shall indemnify and hold Rainbow harmless from and against any liability, cost or expense incurred by Rainbow arising from or relating to the liabilities and obligations (other than Consequential Damages except for Consequential Damages payable to third parties in respect of third party claims) under the License Agreement so assigned by Rainbow to Comcast.
     Section 5.13 Certain Agreements. (a) From and after the Closing, Rainbow shall cause its Affiliates to pay to the relevant Underlying Businesses their respective pro rata shares, consistent with past practice prior to the Closing, as set forth in Schedule 5.13, of payments received by such Affiliates on account of such Underlying Businesses from and after the Closing under each agreement listed on Schedule 5.13. In the event that, following the Closing, any payment is made to Comcast or its Affiliates, on the one hand, that should have been made to Rainbow or its Affiliates, on the other hand, Comcast shall cause to be paid to Rainbow the amount that should have been paid to Rainbow or its Affiliates, and in the event that, following the Closing, any payment is made to Rainbow or its Affiliates, on the one hand, that should have been made to Comcast or its Affiliates, on the other hand, Rainbow shall cause to be paid to Comcast the amount that should have been paid to Comcast or its Affiliates; provided, that the provisions of this sentence shall not apply to amounts reflected in the calculation of Pacific Closing Working Capital or New England Closing Working Capital.
     (b) From and after the Closing, upon reasonable request and at reasonable times, Comcast shall have the right to request that Rainbow permit the Accounting Firm to perform, at Comcast’s sole expense, an audit of the allocations made to the Underlying Businesses in accordance with Section 5.13(a). The scope of such audit shall be to verify that the allocations contemplated by Section 5.13(a) were made in a manner consistent with the provisions of Section 5.13(a) (including Schedule 5.13) and that the redacted portions of the applicable agreements listed on Schedule 5.13 are not inconsistent with such allocations. Prior to conducting any such audit, the Accounting Firm shall enter into a customary confidentiality agreement with Rainbow, which shall, among other matters, prohibit the Accounting Firm from disclosing to Comcast or its Affiliates any information regarding the agreements reviewed other than the amount of the payments received by Rainbow on account of the Underlying Businesses from and after the Closing under each agreement listed on Schedule 5.13 as well as confirming the matters referred to in the immediately preceding sentence. Allocations will be adjusted to the extent the Accounting Firm’s review determines that any misallocations were made, with the provisions of any such redacted provisions to control in the event of any inconsistency between any such redacted portion and any provision of Schedule 5.13.
     (c) Neither Rainbow, Comcast nor any of their respective Affiliates shall cause or permit any of their respective Affiliates, either directly or through a Subsidiary, to terminate EchoStar’s carriage of all of the Sports Services (as defined in and pursuant to the Affiliation Agreement dated as of January 1, 2003, as amended, between EchoStar Satellite Corporation and the network entities which are parties thereto (collectively, the “EchoStar Agreement”)), without the prior written consent of the other party hereto. Neither Rainbow nor any of its Affiliates shall cause or permit Fox or any Affiliates of Fox to terminate EchoStar’s carriage of all of the Sports Services (as defined in and pursuant to the EchoStar Agreement), without the prior written consent of Comcast.
     (d) From and after the Closing, Rainbow and its Affiliates, on the one hand, and Comcast and its Affiliates, on the other hand, shall cooperate to seek, with respect to each agreement listed on Schedule 5.13, an amendment to such agreement to provide for the respective rights and obligations of Comcast and its Affiliates, on the one hand, and the respective counterparty and its Affiliates, on the other hand, with respect to the Underlying Businesses to be separate from the rights and obligations of Rainbow and its Affiliates that are parties to such an agreement. Schedule 5.13 specifies the current allocations to the Underlying Businesses of certain payments made by the counterparty under the respective agreements listed in said Schedule for which no allocation with respect to any Underlying Business is provided by such counterparty. None of Comcast, Rainbow or any of their respective Affiliates shall be required to make any concessions or additional payments to obtain such amendments with respect to such agreements.

     Section 5.14 Insurance. Rainbow and Comcast hereby agree that from and after the Closing Date, each of the Underlying Businesses shall have the right to assert claims for any damages, losses, expenses or liabilities of such Underlying Business under insurance policies applicable to any Underlying Business maintained by Rainbow or any of its Affiliates with third-party insurers arising out of incidents occurring (and, as applicable, with respect to which claims are made) from the date coverage thereunder first commenced until the Closing Date. Rainbow and its Affiliates will use their commercially reasonable efforts to assist the Underlying Businesses in making and pursuing such claims. Notwithstanding anything in this Section 5.14 to the contrary, Comcast acknowledges that coverage may be precluded with respect to those insurance policies that are written on a claims-made basis to the extent claims have not been made prior to the Closing Date.
     Section 5.15 Transition Services; Intercompany Arrangements. (a) Prior to the Closing Date, Rainbow and Comcast shall enter into a customary, commercially reasonable transition services agreement providing for the provision of transition services (including IT-related services, payroll services, and billing and collection services in connection with advertising sales) reasonably requested by Comcast to provide for the continued operation of the Underlying Businesses consistent with past practices. The agreement will be for a term of no longer than six months and the services shall be provided at cost. Following the Closing, the parties shall cooperate in good faith to facilitate the transition of such services to Comcast and its Affiliates.
     (b) Except as may be otherwise agreed by Rainbow and Comcast, all intercompany arrangements noted in the Schedules as terminating as of the Closing Date shall be terminated as of such date for the Underlying Businesses to which such Closing Date is applicable.
     Section 5.16 Sale of Shares. Rainbow shall cause the applicable Underlying Businesses to sell for cash any shares of capital stock of Time Warner Cable, Inc. owned by them as promptly as practicable and in all events prior to the Closing.
ARTICLE VI
CONDITIONS TO THE PURCHASE
     Section 6.1 Conditions to the Obligations of Comcast and Rainbow to Complete the Purchase. Subject to Section 6.5 below, the obligations of Rainbow and Comcast to complete the Purchase are subject to the satisfaction of the following conditions:
     (a) Injunctions; Etc. No judgment, injunction, order or decree shall prohibit the New England Purchase, the Pacific Purchase or the Purchase.
     (b) Material Applicable Law. No provision of any material Applicable Law shall prohibit the New England Purchase, the Pacific Purchase or the Purchase; provided that this condition may not be invoked by a party (the “invoking party”) (i)(A) if the violation of such material Applicable Law may be wholly remedied or cured by the payment of money, and (B) the other party hereto agrees to pay such amount and indemnify the invoking party against any Damages caused by or arising out of any violation of such material Applicable Law pursuant to Article VII of this Agreement without regard to any limitations set forth in such Article or (ii) if the violation of such material Applicable Law would not adversely affect the invoking party or any of its Affiliates.
     (c) Proceedings. There shall not be pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal or otherwise, directly or indirectly, to restrain or prohibit the New England Purchase, the Pacific Purchase or the Purchase; provided that this condition may not be invoked by a party if the relief sought in such action or proceeding would not adversely affect such party or any of its Affiliates.
     (d) Employee Letter. The letter agreement (the “Employee Letter”) between Rainbow and Comcast substantially in the form of Exhibit 6.1(d), regarding employee matters shall have been executed and delivered by Rainbow and Comcast.
     (e) Releases. The releases, executed by Comcast and Rainbow, in each case on behalf of itself and its Subsidiaries and Affiliates with respect to New England, each in substantially the form attached as Exhibit 6.1(e) (the “New England Releases”), shall have been executed and delivered by all parties thereto.
     (f) Special Indemnity Letter and Services Amendment. The letter agreement substantially in the form of Exhibit 6.1(f)(i) and the services amendments substantially in the form of Exhibit 6.1(f)(ii) for the New England Purchase and the Pacific Purchase, as applicable, shall have been executed and delivered by the parties thereto.
     (g) Governmental Approvals. All material actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the New England Purchase, the Pacific Purchase and Purchase shall have been taken, made or obtained.
     (h) HSR. The required waiting period under the HSR Act shall have terminated or expired.
     Section 6.2 Additional Conditions to the Obligation of Rainbow to Complete the Purchase. The obligation of Rainbow to complete the Purchase shall also be conditioned on:
     (a) Representations, Warranties and Covenants. (i) Comcast shall have performed or complied in all material respects with all obligations and covenants hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of Comcast contained in this Agreement or in any certificate or other writing delivered by Comcast pursuant hereto (in each case, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) shall be true and correct at and as of the Closing, as if made at and as of the Closing (other than any representation and warranty that addresses matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, do not and would not reasonably be expected to have a material adverse effect on the ability of Comcast to consummate the transactions contemplated hereby, and (iii) Rainbow shall have received a certificate signed by an executive officer of Comcast to the foregoing effect.
     (b) Special Party Counterpart. The Special Party Counterpart shall have been executed and delivered by Comcast.
     Section 6.3 Additional Conditions to the Obligation of Comcast to Complete the Purchase. The obligation of Comcast to complete the Purchase shall also be conditioned on:
     (a) Representations, Warranties and Covenants. (i) Rainbow shall have performed or complied in all material respects with all obligations and covenants hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of Rainbow contained in this Agreement or in any certificate or other writing delivered by Rainbow pursuant hereto (in each case, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect and determined without regard to Section 3.9(a)(v) in its entirety; provided that materiality or Material Adverse Effect shall not be disregarded for purposes of (A) Sections 3.6 and 3.11(a)(v), (B) determining whether there has been a breach of a representation or warranty requiring one or more items to be provided to Comcast (or made available to Comcast for review at a specific location) pursuant to Section 3.11(b)(ii), and (C) determining whether any matter is required to be listed in Schedule 3.16(a) pursuant to Section 3.16(a)) shall be true and correct at and as of the Closing, as if made at and as of the Closing (other than any representation and warranty (1) that addresses matters only as of a certain date, which shall be true and correct as of such date and (2) contained in Section 3.8(l)), with only such exceptions as, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect, and (iii) Comcast shall have received a certificate signed by an executive officer of Rainbow to the foregoing effect.
     (b) Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect.
     (c) FIRPTA. Each of RPP and RRH Sub shall have delivered a certification to the effect that it is not a “foreign person” within the meaning of Section 1445 of the Code.

     (d) MSG Waiver. The waiver, of MSG Media, a division of Madison Square Garden, L.P., substantially in the form attached as Exhibit 6.3(d), shall have been executed and delivered by all parties thereto.
     (e) Transition Services Agreement. Rainbow shall have entered into the transition services agreement contemplated by Section 5.15.
     Section 6.4 Frustration of Purchase Conditions. Neither Rainbow nor Comcast may rely on the failure of any condition set forth in Article VI to be satisfied if such failure was caused by its or its Affiliate’s failure to act in good faith or to cooperate and use reasonable best efforts to cause the Purchase to occur as required by Section 5.3.
     Section 6.5 Additional Matters Relating to Closing. (a) If a condition to Closing relating to either (but not both) of the New England Purchase or the Pacific Purchase is not satisfied on the Drop-Dead Date and (i) the condition to Closing may be invoked by Comcast, Comcast shall be entitled to elect not to effect the Closing either of (A) the affected Underlying Businesses (i.e., the New England Purchase if the unsatisfied closing condition relates to the New England Purchase or the Pacific Purchase if the unsatisfied closing condition relates to the Pacific Purchase) or (B) the Purchase as an entirety (i.e., both the New England Purchase and the Pacific Purchase) and (ii) the condition may be invoked by Rainbow, Rainbow will be entitled to elect not to effect the Closing of the affected Underlying Businesses (but will not be entitled to elect not to effect the Purchase as an entirety). The provisions of this clause (a) do not limit or affect any party’s rights in connection with any other closing condition set forth in this Agreement.
     (a) (b) In the event either the New England Purchase or the Pacific Purchase, but not the other, is (or is to be) consummated, the provisions of this Agreement will be deemed automatically amended equitably to reflect such fact. Among other things, (i) the Purchase Price will be deemed to be only that portion of the aggregate Purchase Price allocated to the relevant Underlying Business pursuant to Section 2.1, will be adjusted pursuant to Section 2.3 only in respect of the consummated purchase (including, for the avoidance of doubt, all subsections thereof), (ii) the representations and warranties of Rainbow as to the Underlying Businesses shall apply only in respect of the relevant Underlying Businesses, subject to the provisions of Section 8.3, (iii) references to “materiality” and “Material Adverse Effect” will be deemed to refer to (and be determined in respect of) only the relevant Underlying Businesses, (iv) the covenants, including that the non-competition undertakings (it being understood that the non-competition undertakings shall apply with respect to New England Covered Teams only if the New England Purchase is consummated and with respect to Pacific Covered Teams only if the Pacific Purchase is consummated) and non-solicitation undertakings (it being understood that the non-solicitation undertakings shall apply to employees of New England only if the New England Purchase is consummated and to employees of Pacific only if the Pacific Purchase is consummated), which by their terms or context are only to apply in respect of the Underlying Businesses to be purchased shall apply only in respect of such Underlying Businesses and shall cease to apply to the Underlying Businesses not to be purchased, (v) the basket and cap amounts (but not the de minimis amounts) included in Article VII will be reduced based on the proportion of the aggregate Purchase Price allocated to the consummated purchase pursuant to Section 2.1, to the extent applicable, and (vi) any other applicable provisions of this Agreement will be modified accordingly to reflect the fact that only the New England Purchase or the Pacific Purchase, as the case may be, but not the other, is (or is to be) being consummated.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 Indemnification by Rainbow. (a) Rainbow will indemnify Comcast, its Affiliates and their respective officers and directors (the “Comcast Indemnified Parties”) against any loss or damage (including expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) suffered by any of them on an after-Tax basis as a result of a (v) breach of any representation or warranty (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect and determined without regard to Section 3.9(a)(v) in its entirety; provided that materiality or Material Adverse Effect shall not be disregarded for purposes of (1) Sections 3.6, 3.8(l) and 3.11(a)(v), (2) determining whether there has been a breach of a representation or warranty requiring one or more items to be provided to Comcast (or made available to Comcast for review at a specific location) pursuant to Section 3.11(b)(ii), and (3) determining whether any matter is required to be listed in Schedule 3.16(a) pursuant to Section 3.16(a)) other than the representations and warranties set forth in Section 3.19, (w) the failure of any representation or warranty other than the representations and warranties set forth in Section 3.19 to be true and correct on and as of the Closing Date as though made on and as of such date, other than any representation and warranty that addresses matters only as of a certain date, which shall be true and correct as of such date (determined without regard to (1) any qualification or exception contained therein relating to materiality or Material Adverse Effect and determined without regard to Section 3.9(a)(v) in its entirety; provided that materiality or Material Adverse Effect shall not be disregarded for purposes of Sections 3.6, 3.8(l) and 3.11(a)(v), (2) determining whether there has been a breach of a representation or warranty requiring one or more items to be provided to Comcast (or made available to Comcast for review at a specific location) pursuant to Section 3.11(b)(ii), and (3) determining whether any matter is required to be listed in Schedule 3.16(a) pursuant to Section 3.16(a)) (each such breach or failure under clause (v) or (w), a “Warranty Breach”), (x) breach of covenant or agreement (other than a covenant or agreement set forth in Section 5.10) made or to be performed by Rainbow pursuant to this Agreement (it being understood that covenants and agreements shall survive the Closing indefinitely), (y) any liability with respect to Cablevision’s long-term cash or equity incentive programs, or (z) the matter described in Schedule 3.13(i) prior to the Closing Date. Rainbow’s obligation to indemnify the Comcast Indemnified Parties as provided in this Section 7.1 shall be subject to the following limitations:
     (i) Rainbow shall not, in any case, be obligated (A) to indemnify against any Damages for Warranty Breaches for any individual Warranty Breach that does not exceed $50,000 (the “De Minimis Amount”) or (B) to indemnify against any Damages for Warranty Breaches unless and until the aggregate amount of Warranty Breaches excluding any De Minimis Amounts exceeds $6,200,000 (the “Rainbow Basket”), and then shall be liable only to the extent the aggregate amount of such Warranty Breaches exceeds the Rainbow Basket;
     (ii) Rainbow shall not be obligated to indemnify against any Damages for Warranty Breaches to the extent the aggregate amount thereof exceeds $201,250,000;
     (iii) Comcast may assert any claim for indemnification against Rainbow only until the date on which such representation and warranty ceases to survive as provided in Section 3.21; and
     (iv) the Damages for which the Comcast Indemnified Parties are indemnified under this Section 7.1 shall not include Consequential Damages (except for Consequential Damages payable to third parties in respect of third party claims).
     (b) Notwithstanding the foregoing, the limitations to Rainbow’s obligation to indemnify the Comcast Indemnified Parties set forth in Sections 7.1(a)(i) and (ii) shall not apply to Damages for Warranty Breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.3 (with respect to the last two sentences thereof and clauses (i) and (ii) thereof) 3.4, 3.5, 3.9(b), 3.11(c), 3.11(d), 3.13(b) or (c), or 3.20.
     (c) Any obligations of Rainbow under the provisions of this Section 7.1 for Damages shall be paid in an amount equal to the Specified Percentage of any Damages unless the Comcast Indemnified Party incurring such Damages is not an Underlying Business, such Damages were not incurred by an Underlying Business and such claim could not be brought against an Underlying Business.
     Section 7.2 Indemnification by Comcast. (a) Comcast will indemnify Rainbow, its Affiliates and their respective officers and directors (the “Rainbow Indemnified Parties”) against any Damages suffered by any of them as a result of a Warranty Breach by Comcast or breach of covenant or agreement made or to be performed by Comcast pursuant to this Agreement (it being understood and agreed that covenants and agreements shall survive the Closing indefinitely). Comcast’s obligation to indemnify the Rainbow Indemnified Parties as provided in this Article VII shall be subject to the following limitations:

     (i) Comcast shall not, in any case, be obligated (A) to indemnify against any Damages for Warranty Breaches for any individual Warranty Breach that does not exceed the De Minimis Amount or (B) to indemnify against any Damages for Warranty Breaches unless and until the aggregate amount of Warranty Breaches excluding any De Minimis Amounts exceeds $6,200,000 (the “Comcast Basket”), and then shall be liable only to the extent the aggregate amount of such Warranty Breaches exceeds the Comcast Basket;
     (ii) Comcast shall not be obligated to indemnify against any Damages for Warranty Breaches to the extent the aggregate amount thereof exceeds $201,250,000;
     (iii) Rainbow may assert any claim for indemnification against Comcast only until the date on which such representation and warranty ceases to survive as provided in Section 4.8; and
     (iv) the Damages for which the Rainbow Indemnified Parties are indemnified under this Section 7.2 shall not include Consequential Damages (except for Consequential Damages payable to third parties in respect of third party claims).
     (b) Notwithstanding the foregoing, the limitations to Comcast’s obligation to indemnify the Rainbow Indemnified Parties set forth in Sections 7.2(a)(i) and (ii) shall not apply to Damages for Warranty Breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3 (with respect to the last two sentences thereof and clauses (i) and (ii) thereof) and 4.7.
     Section 7.3 Indemnification Procedures – Non-Tax. In the event that any written claim or demand for which an indemnifying party (the “Indemnifying Party”) may have liability to any indemnified party (the “Indemnified Party”) hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim promptly but in no event more than 10 Business Days following receipt of such claim. Notwithstanding the foregoing, the Indemnified Party’s failure to so notify the Indemnifying Party shall not (except as stated in Section 7.1(a)(iii) or 7.2(a)(iii) with respect to the survival of representations and warranties and the right to claim thereunder) preclude it from seeking indemnification hereunder except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend as provided herein (in which event the Indemnified Party’s right to indemnity will be reduced equitably to reflect such material prejudice). The Indemnifying Party shall promptly following notice of the claim from the Indemnified Party (but in any case 10 Business Days before the due date for the answer or response to a claim) notify the Indemnified Party of its desire to defend such claim. In the event the Indemnifying Party so notifies the Indemnified Party, the Indemnifying Party shall have the right to defend such claim at its own expense and by counsel of its own choosing reasonably satisfactory to the Indemnified Party if the

Indemnifying Party reasonably believes that it is likely that all or a material portion of the claim is subject to indemnification hereunder by the Indemnifying Party. If the Indemnifying Party elects to defend such claim, the Indemnified Party may participate at its own expense in the defense of such claim by counsel of its own choosing; provided that if the Indemnified Party shall reasonably conclude that (a) there is a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (b) there are specific defenses or claims available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the reasonable fees and disbursements of one counsel for the Indemnified Party shall be paid by the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall be entitled to direct or control the defense of such claim if (x) the Indemnified Party waives all right to indemnification it may have in respect of such claim under this Article VII, (y) the Indemnifying Party elects not to defend against such claim or (z) the Indemnifying Party fails to defend against such claim after notice to such effect has been given by the Indemnified Party and the opportunity to cure has occurred. Unless the Indemnified Party has assumed the defense of a claim, the Indemnifying Party shall have the authority on behalf of the Indemnified Party to settle any such claim (with the Indemnifying Party being responsible for all costs and expenses of such settlement); provided that the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) shall be required unless (i) such settlement releases the Indemnified Party from all liabilities and obligations with respect to such claim, (ii) such settlement shall not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party, and (iii) there is no admission by the Indemnified Party of any liability or of any violation of Applicable Law. Each party shall cooperate, and cause its Affiliates to cooperate, in the defense of any claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control the defense of any claim (and shall be liable for the fees and expenses of counsel reasonably acceptable to the Indemnifying Party incurred by the Indemnified Party in defending such claim) to the extent the claim (A) seeks an order, injunction or other equitable relief against the Indemnified Party that would materially adversely affect the Indemnified Party and the equitable relief is the only relief being sought, or (B) involves an allegation of criminal conduct against the Indemnified Party. No settlement of any claim may be made by the Indemnified Party without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     Section 7.4 Remedies. Except in the case of fraud, from and after the Closing, the rights and remedies of Comcast and Rainbow (i) under this Article VII and Section 5.10 and (ii) to seek specific performance or injunctive relief shall be sole and exclusive and in lieu of any and all other rights and remedies which Comcast and Rainbow may have under this Agreement or otherwise against each other with respect to (a) any breach of any representation or warranty, (b) any failure of any representation or warranty to be true and correct on and as of the Closing Date, and (c) any failure to perform any covenant or agreement set forth in this Agreement, and Comcast and Rainbow each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future with respect to the Purchase.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination Rights. Subject to Section 8.3, this Agreement may be terminated with respect to any obligation to complete the Closing:
(a) by mutual consent of Rainbow and Comcast;
     (b) by either Rainbow or Comcast by notice to the other if the Closing shall not have occurred on or before February 29, 2008 (the “Drop-Dead Date”) so long as such party is not in breach of its obligations under this Agreement;
     (c) by Comcast if, other than in connection with the HSR Act, any Governmental Entity requires concessions from Comcast or any of its Affiliates as a condition to effect the New England Purchase, the Pacific Purchase or the Purchase and such requirement is not withdrawn after Comcast and its Affiliates make reasonable efforts in good faith to have such requirement withdrawn, it being understood that (i) a requirement to furnish information shall not be deemed to be the making of any concessions and (ii) the obligations of Comcast and its Affiliates are subject to the limitations set forth in Section 5.3;
     (d) by either party if a final and non-appealable judgment, injunction, order or decree shall prohibit the New England Purchase, the Pacific Purchase or the Purchase;
     (e) by either party if there shall be any material Applicable Law that makes consummation of the New England Purchase, the Pacific Purchase or the Purchase illegal or otherwise prohibited and that shall not be capable of being remedied by the Drop-Dead Date; provided that a party (the “terminating party”) may not exercise this termination right (i)(A) if the violation of such material Applicable Law may be remedied or cured by the payment of money, and (B) the other party hereto agrees to pay such amount and indemnify the terminating party against any Damages caused by or arising out of any violation of such material Applicable Law pursuant to Article VII of this Agreement without regard to any limitations set forth in such Article or (ii) if the violation of such material Applicable Law would not adversely affect the terminating party or any of its Affiliates;
     (f) by Comcast, if Comcast or any of its Affiliates is required to make any concessions in connection with the New England Purchase, the Pacific Purchase or the Purchase at the request of the Department of Justice or the Federal Trade Commission in order to have the required waiting period under the HSR Act terminated or expire and such requirement is not withdrawn after Comcast and its Affiliates make reasonable efforts in good faith to have such requirement withdrawn, it being understood that (i) a request for information shall not be deemed to be the making of any concessions, and (ii) the obligations of Comcast and its Affiliates are subject to the limitations set forth in Section 5.3;
     (g) by Rainbow, if, other than in connection with the HSR Act, any Governmental Entity requires concessions from Rainbow or any of its Affiliates as a condition to effect the New England Purchase, the Pacific Purchase or the Purchase and such requirement is not withdrawn after Rainbow and its Affiliates make reasonable efforts in good faith to have such requirement withdrawn, it being understood that (i) a requirement to furnish information shall not be deemed to be the making of any concessions and (ii) the obligations of Rainbow and its Affiliates are subject to the same limitations as are applicable to Comcast and its Affiliates set forth in Section 5.3; or
     (h) by Rainbow, if Rainbow or any of its Affiliates is required to make any concessions in connection with the New England Purchase, the Pacific Purchase or the Purchase at the request of the Department of Justice or the Federal Trade Commission in order to have the required waiting period under the HSR Act terminated or expire and such requirement is not withdrawn after Rainbow and its Affiliates make reasonable efforts in good faith to have such requirement withdrawn, it being understood that (i) a request for information shall not be deemed to be the making of any concessions, and (ii) the obligations of Rainbow and its Affiliates are subject to the same limitations as are applicable to Comcast and its Affiliates set forth in Section 5.3.
     Section 8.2 Additional Matters Regarding Termination Rights. (a) If a termination right relating to either (but not both) of the New England Purchase or the Pacific Purchase is triggered and (i) the termination right may be exercised by Comcast, Comcast will be entitled to elect to terminate the Agreement either as to (A) the affected Underlying Businesses (i.e., the New England Purchase if the termination right relates to the New England Purchase or the Pacific Purchase if the termination right relates to the Pacific Purchase) or (B) the Purchase as entirety (i.e., both the New England Purchase and the Pacific Purchase) and (ii) the termination right may be exercised by Rainbow, Rainbow will be entitled to elect to terminate the Agreement as to affected Underlying Businesses (but will not be entitled to terminate the Agreement as an entirety). The provisions of this clause (a) do not limit or affect any party’s rights in connection with any other termination rights set forth in this Agreement.
     (b) A termination of this Agreement as to one, but not both, of the New England Purchase or the RSN Purchase will have the same effect as is set forth in Section 6.5(b) with respect to the invoking of a closing condition with respect to one, but not both, such Purchase.
     Section 8.3 No Liabilities in Event of Termination. In the event of any termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become wholly void and of no further force and effect with respect to the transactions contemplated to be completed at the Closing and there shall be no liability with respect thereto on the part of any of the parties hereto or their respective officers or directors, except that termination shall not preclude any party from bringing an action against another party for breach of any covenant or agreement, or willful or knowing breach of any representation or warranty that was the proximate cause of termination of this Agreement pursuant to Section 8.1, contained herein that occurs prior to termination, including for breach of its obligation to use reasonable best efforts to effect the Closing; provided that, for purposes of this Section 8.3, “knowing” shall mean the actual knowledge of any of the Persons set forth on Schedule 8.3. The provisions of Sections 9.1 and 9.4 shall survive termination hereof pursuant to Section 8.1.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that no representation, undertaking or agreement made in this Agreement on the part of Rainbow, Cablevision or Comcast was made or intended to be made as a personal or individual representation, undertaking or agreement on the part of any incorporator, stockholder, director, officer, agent, or partner (past, present or future) of Rainbow, Cablevision or Comcast, and no personal or individual liability or responsibility is assumed by, nor shall any recourse at any time be asserted or enforced against, any such incorporator, stockholder, director, officer, agent, or partner, all of which recourse (whether in common law, in equity, by statute or otherwise) is hereby forever waived and released.
     Section 9.2 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby and the preparation therefor; provided that Rainbow and Comcast shall share equally in the filing fees payable in connection with the filings required by the HSR Act with respect to the transactions contemplated by this Agreement.
     Section 9.3 Assignment and Binding Effect. Except as otherwise provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Comcast may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that no such transfer or assignment shall relieve Comcast of its obligations hereunder.

     Section 9.4 Construction; Waiver of Jury Trial; Jurisdiction. (a) This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party.
     (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (c) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.5 shall be deemed effective service of process on such party.
     Section 9.5 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
     To Rainbow or Cablevision:
Rainbow Media Holdings LLC
200 Jericho Quadrangle
Jericho, New York 11753
Telephone: 516-803-2569
Telecopy: 516-803-4755
Attn: General Counsel

Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11797
Telephone: 516-803-2300
Telecopy: 516-803-2577
Attn: General Counsel
     With a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone: 212-558-3764
Telecopy: 212-558-3588
Attn: John P. Mead
     To Comcast:
Comcast Corporation
1500 Market Street
Philadelphia, Pennsylvania 19102
Telephone: (215) 981-7564
Telecopy: (215) 981-7794
Attn: General Counsel
     With a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Telephone: (212) 450-4000
Telecopy: (212) 450-3800
Attn: David L. Caplan
All such notices and communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice hereunder to Cablevision or Rainbow shall be sent to both Cablevision and Rainbow.
     Section 9.6 Benefit. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person other than the parties hereto any right, benefit, remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof (other than pursuant to Articles VII and Section 9.1 hereof), all of which shall be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns.

     Section 9.7 Press Releases. The parties hereto shall prepare a mutually agreeable joint press release to be issued promptly hereafter.
     Section 9.8 Headings. The headings of the Sections of this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any Section.
     Section 9.9 Schedules. All Schedules and Annexes delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.
     Section 9.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each were to the same Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.
     Section 9.11 Entire Agreement; Amendments and Waivers. (a) This Agreement, including the Schedules and Annexes hereto, together with the Confidentiality Agreement, represent the entire understandings and agreements between the parties hereto with respect to the subject matter hereof (except for any writing signed by Rainbow and Comcast which specifically refers to Section 9.11 of this Agreement) and supersedes all prior agreements, understanding and negotiations, whether written or oral, among the parties hereto with respect to such subject matter. This Agreement can be amended, modified, supplemented, extended, terminated or waived only by an agreement in writing which makes specific reference to this Agreement and which (i) in the case of an amendment, modification, supplement, extension or termination, is signed by each party to this Agreement and (ii) in the case of a waiver, is signed by the party against whom the waiver is to be effective. Upon the Closing, the Letter Agreement, dated November 27, 1996, between Continental Cablevision, Inc. and Rainbow Programming Holdings, Inc. shall terminate and be of no further force and effect, provided that the parties shall maintain their respective rights under the New England Releases.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

RAINBOW MEDIA HOLDINGS LLC
By:	/s/ Joshua Sapan
	Name:	Joshua Sapan
	Title:	President and CEO

COMCAST CORPORATION
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

Cablevision hereby agrees to be bound by the provisions of Sections 5.1, 5.2 (with respect to the second sentence of the introductory paragraph thereof), 5.4, 5.5 and 5.14 of this Agreement as if it were a party hereto to the extent of its obligations thereunder and those of its Affiliates from time to time which are not also Affiliates of Rainbow. In addition, with respect to the indemnity obligations of Rainbow under Article VII and Section 5.10(g), Cablevision hereby agrees to make any payment thereunder to the extent Rainbow is unable to make such payment when due after demand therefor.

CABLEVISION SYSTEMS CORPORATION

By:	/s/ Thomas M. Rutledge
	Name:	Thomas M. Rutledge
	Title:	Chief Operating Officer